Execution Version

AGREEMENT AND PLAN OF MERGER
DATED AS OF
AUGUST 30, 2019
BY AND AMONG
VERTEX PHARMACEUTICALS INCORPORATED,
VERTEX DISC INC.,
SEMMA THERAPEUTICS, INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS REPRESENTATIVE

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION2
Section 1.1Defined Terms    2
Section 1.2Rules of Construction    14
ARTICLE II MERGER14
Section 2.1The Merger    14
Section 2.2Effect on Options and Capital Stock    15
Section 2.3Certificate of Incorporation and Bylaws; Directors and Officers    16
Section 2.4Closing.    16
Section 2.5Merger Consideration    17
Section 2.6Distribution of Merger Consideration    18
Section 2.7Closing Deliverables    19
Section 2.8Certificates Not Surrendered    20
Section 2.9Distribution of Representative Expense Fund    20
Section 2.10Withholding Rights    20
Section 2.11FIRPTA Certificate    21
Section 2.12Rounding    21
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY21
Section 3.1Organization, Standing and Power    21
Section 3.2Subsidiaries    21
Section 3.3Enforceability    21
Section 3.4Capitalization    21
Section 3.5No Conflict    23
Section 3.6Financial Statements    23
Section 3.7Absence of Certain Changes    23
Section 3.8No Undisclosed Liabilities    23
Section 3.9Taxes    23
Section 3.10Assets Other than Real Property    26
Section 3.11Owned and Leased Real Property    26
Section 3.12Intellectual Property    27
Section 3.13Contracts    29
Section 3.14Legal Proceedings    31
Section 3.15Environmental Matters    31
Section 3.16Labor Matters    32
Section 3.17Compliance with Laws    33
Section 3.18Government Authorizations    33
Section 3.19Insurance    34
Section 3.20Regulatory Compliance    34
Section 3.21Employee Benefits    35
Section 3.22Unlawful Payments.    36
Section 3.23Affiliate Transactions    36
Section 3.24Effect of Transaction    37
Section 3.25Brokers    37
Section 3.26No Dividends Declared    37
Section 3.27No Other Representations or Warranties    37
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB37
Section 4.1Organization, Existence and Good Standing    37
Section 4.2Authority; Required Filings and Consents; No Conflict    37

(continued)
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Section 4.3Enforceability    38
Section 4.4Legal Proceedings    38
Section 4.5Financial Capability    38
Section 4.6Acquisition of Transferred Interests for Investment    38
Section 4.7Capitalization and Operation of Merger Sub    39
Section 4.8No Other Representations and Warranties    39
ARTICLE V COVENANTS39
Section 5.1Reasonable Access    39
Section 5.2Third Party Consents    39
Section 5.3Operation of the Business    40
Section 5.4Actions Outside the Ordinary Course    40
Section 5.5Exclusivity    42
Section 5.6Disclosure Schedule    43
Section 5.7Confidentiality Agreement    43
Section 5.8Transfer of Permits    44
Section 5.9Officers’ and Directors’ Liability; Release    44
Section 5.10Labor Matters    44
Section 5.11Independent Investigation    46
Section 5.12Governmental Consents    46
Section 5.13Required Approval    47
Section 5.14Pre-Closing Covenants    48
Section 5.15Inspection of Records    48
Section 5.16Transaction Litigation    49
Section 5.17Further Assurances    49
ARTICLE VI CONDITIONS TO CLOSING49
Section 6.1Conditions to the Company’s Obligations    49
Section 6.2Conditions to Purchaser’s and Merger Sub’s Obligations    49
Section 6.3Joint Conditions to the Parties’ Obligations    50
ARTICLE VII TAX MATTERS50
Section 7.1Treatment of Payments    50
Section 7.2Purchaser’s Use    50
Section 7.3Transfer Taxes    50
ARTICLE VIII REPRESENTATIVE51
Section 8.1Appointment of Representative    51
Section 8.2Authority of Representative    51
Section 8.3Reliance    52
Section 8.4Actions by Equityholders    52
Section 8.5Indemnification of Representative    52
Section 8.6Representative Expense Fund    53
ARTICLE IX TERMINATION53
Section 9.1General    53
Section 9.2Right to Terminate    53
Section 9.3Remedies Upon Termination    54
Section 9.4Certain Other Effects of Termination    54
ARTICLE X INDEMNIFICATION55
Section 10.1Indemnification by the Stockholders and Optionholders    55

(continued)
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Section 10.2Indemnification by Purchaser    55
Section 10.3Limitations on Indemnification    56
Section 10.4Indemnification Claims    56
Section 10.5Survival of Representations, Warranties and Covenants    57
Section 10.6Manner of Payment; Release of Escrow    58
Section 10.7No Duplication    59
ARTICLE XI MISCELLANEOUS59
Section 11.1Transaction Expenses    59
Section 11.2Publicity    59
Section 11.3Notices    60
Section 11.4Entire Agreement; Amendments    61
Section 11.5Non-Waiver    62
Section 11.6Counterparts    62
Section 11.7Delivery by Electronic Transmission    62
Section 11.8Severability    62
Section 11.9Applicable Law    62
Section 11.10Third Party Beneficiaries    62
Section 11.11Binding Effect; Benefit    63
Section 11.12Assignment    63
Section 11.13Waiver of Trial by Jury    63
Section 11.14Consent to Jurisdiction    63
Section 11.15Governmental Reporting    63
Section 11.16Limitation on Warranties    63
Section 11.17Specific Performance.    64
Section 11.18Legal Representation    65

TABLE OF SCHEDULES AND EXHIBITS

Disclosure Schedule
Schedule 1.1        —    Authorized Purchaser Consent Provider
Schedule 5.2        —    Material Consents

Exhibits

Exhibit A        —    Company Stockholder Consent
Exhibit B        —    Certificate of Merger
Exhibit C        —    Surviving Corporation Certificate of Incorporation
Exhibit D        —    Surviving Corporation Bylaws
Exhibit E        —    Escrow Agreement
Exhibit F        —    Paying Agent Agreement
Exhibit G        —    Transmittal Letter
Exhibit H        —    FIRPTA Certificate
Exhibit I        —    Joint Press Release

Schedules

Schedule I        —    Allocation Schedule
Schedule II        —    Option Adjustment
Schedule III        —    Non-Compete Parties
Schedule IV        —    Promised Options
Schedule V        —    Certain Vested Options

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 30, 2019 by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Purchaser”), Vertex Disc Inc., a Delaware corporation and a wholly owned Subsidiary of Purchaser (“Merger Sub”), Semma Therapeutics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Representative”), solely in its capacity as agent for the Equityholders. Purchaser, Merger Sub, the Company and Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) declared that the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”) and the transactions contemplated by the other Transaction Documents (together with the Merger, the “Transactions”), and the Transaction Documents are advisable and in the best interests of Merger Sub; (ii) approved and authorized the Transactions, including the Merger, and the Transaction Documents, on the terms and subject to the conditions set forth in the Transaction Documents; and (iii) recommended that Purchaser, as the sole stockholder of Merger Sub, adopt this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) declared that the Transactions, including the Merger, and the Transaction Documents are advisable and in the best interests of, the Company and the Stockholders; (ii) approved and authorized the Transactions, including the Merger, and the Transaction Documents, on the terms and subject to the conditions set forth in the Transaction Documents; and (iii) recommended that the Stockholders adopt this Agreement;
WHEREAS, the board of directors of Purchaser has approved this Agreement and the Transactions, including the Merger;
WHEREAS, Purchaser, as the sole stockholder of Merger Sub, has adopted this Agreement conditioned upon the execution of this Agreement by Merger Sub pursuant to a written consent (the “Merger Sub Stockholder Consent”);
WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall use its best efforts to deliver a written consent of (i) the Stockholders holding not less than 76% of the outstanding Common Shares, Series A Shares and Series B Shares (voting together as a single class and on an as-converted to Common Shares basis); (ii) Stockholders holding not less than 86% of the Series A Shares; (iii) Stockholders holding not less than 75% of the Series B Shares; and (iv) Key Holders holding not less than a majority of Common Shares, approving the Transactions, including the Merger, and adopting this Agreement, substantially in the form of the Company Stockholder Consent attached hereto as Exhibit A (the “Company Stockholder Consent”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Person listed on Schedule II has executed and delivered an agreement regarding the treatment of certain Options held by such Person, which are not Vested Options or Accelerated Options; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Persons listed on Schedule III have executed and delivered Non-Compete Agreements (“Non-Compete Agreements”) to Purchaser, which shall become effective upon consummation of the Merger.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms. The following terms, as used herein, have the following meanings:
“Accelerated Option Consideration” is defined in Section 2.5(b).
“Accelerated Optionholder” means the holder of an Accelerated Option.
“Accelerated Options” is defined in Section 2.2(a).
“Acquisition Proposal” means any written, bona fide offer, proposal or indication of interest with respect to (a) the direct or indirect acquisition of (i) all or substantially all of the Shares or (ii) all or substantially all of the assets of the Company, taken as a whole, or (b) any merger, consolidation, recapitalization, reorganization or business combination involving the Company, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 30% or more of the total voting power or of any class of equity securities of a member of the Company Group, other than the Transactions.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under Common Control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors and any of their respective spouses or domestic partners. For purposes hereof, with respect to any investor in the Company that is an Affiliate of the Company, the portfolio companies of that investor shall not be deemed to be an Affiliate of the Company solely by virtue of the fact that the Company and such other portfolio companies are deemed to be under the Common Control of such investor.
“Aggregate Exercise Amount” means an amount equal to the aggregate exercise price of all Vested Options.
“Agreement” is defined in the Preamble.
“Allocation Schedule” is defined in Section 2.2(e).
“Anti-Bribery Laws” is defined in Section 3.22(a).
“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914 and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Associated Rights” is defined in Section 11.18(a).
“Authorized Purchaser Consent Provider” means those individuals listed on Schedule 1.1 of the Disclosure Schedule.
“Benefit Plan” means (a) each employee benefit plan, program or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) each deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement and each severance or termination pay plan or arrangement, (c) each employment, termination or severance agreement, and (d) each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any member of the Company Group, or to which the Company or any member of the Company Group is party, whether written or oral, for the benefit of any current or former employee or other service provider or with respect to which the Company or any member of the Company Group or with respect to which the Company or any member of the Company Group has or would reasonably be expected to have any liability.
“Business Day” shall mean a day on which banks are open for business in Boston, Massachusetts, but does not include any day that is a Saturday, Sunday or a statutory holiday in The Commonwealth of Massachusetts; for the avoidance of doubt, Columbus Day (October 14, 2019) shall not be considered a Business Day.
“Certificate of Merger” is defined in Section 2.1.
“Claim Notice” is defined in Section 10.4(b).
“Claimed Amount” is defined in Section 10.4(b).
“Closing” is defined in Section 2.4(a).
“Closing Date” is defined in Section 2.4(a).
“Closing Threshold” is defined in Section 5.13(c).
“Code” means the United States Internal Revenue Code of 1986.
“Commerce” is defined in Section 3.22(b).
“Common Shares” means shares of the Company’s common stock, par value $0.0001 per share.
“Company” is defined in the Preamble. For defined terms purposes, after the Closing, the Company means the Surviving Corporation.
“Company 401(k) Plan” is defined in Section 5.10(b).
“Company Associate” shall mean each current and former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to any member of the Company Group or any of its Affiliates.
“Company Associate Agreement” is defined in Section 3.12(c).
“Company Board” is defined in the Recitals.
“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.
“Company Charter” means the certificate of incorporation of the Company as in effect on the date hereof.

“Company Employees” are those employees employed by a member of the Company Group as of the Closing Date, including those on vacation or a leave of absence, and a “Company Employee” is any one of them.
“Company Group” means the Company and CytoSolv.
“Company IP” means (a) all Intellectual Property Rights that are owned or purported to be owned by a member of the Company Group or any of its Affiliates and (b) all Intellectual Property Rights to which any member of the Company Group or any of its Affiliates has been granted a license or other rights.
“Company IT Systems” means all computer systems, including software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, website, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company Group.
“Company Material Contracts” is defined in Section 3.13(a).
“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by a member of the Company Group or any of its Affiliates.
“Company Owned Registered IP” is defined in Section 3.12(a).
“Company Permits” is defined in Section 3.18.
“Company Product Candidates” shall mean any and all products, technologies, methods and processes being researched or developed (whether in the preclinical or clinical stage) by or on behalf of any member of the Company Group (whether on its or their own or together with a third party), including all compounds, biologics, treatments and devices, whether delivered as a product (including products administered using a device) or a service.
“Company Stockholder Consent” is defined in the Recitals.
“Company’s Knowledge” means the knowledge after reasonable inquiry of the following persons: [*] and, solely for purposes of Sections 3.12, 3.18 and 3.20, [*].
“Confidentiality Agreement” is defined in Section 5.7.
“Consent Agreements” is defined in Section 5.13(c).
“Contract” means any contract, commitment, agreement, instrument, obligation, undertaking or other legally binding arrangement or understanding, whether written or oral.
“Continuing Employees” is defined in Section 5.10(c).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
“Covered Person” is defined in Section 5.9(a).

“CytoSolv” means CytoSolv, Inc., a Rhode Island corporation and a direct, wholly owned subsidiary of the Company.
“Data Protection Laws” means all applicable Laws relating to the processing of Personal Data or privacy.
“Data Room” means the virtual data room entitled “Semma Therapeutics” hosted by iDeals at https://www4.idealsvdr.com/v3/semma_therapeutics/#/documents?path=837022.
“DGCL” is defined in Section 2.1.
“Disclosure Schedule” is defined in Section 5.6(a).
“Dissenting Shares” means any Shares issued and outstanding immediately prior to the Effective Time and held by a Stockholder that has not voted in favor of the Merger or consented thereto in writing (whether by proxy or otherwise) or that has not otherwise contractually waived or agreed to refrain from exercising his, her or its rights to appraisal and that has demanded properly, in writing, appraisal for such Shares in accordance with Section 262 of the DGCL.
“Dissenting Stockholder” means each Stockholder holding Dissenting Shares.
“Drag-Along Right” is defined in Section 5.13(d).
“Effective Time” is defined in Section 2.1.
“Encumbrance” means any charge, lien, claim, mortgage, lease, license, hypothecation, deed of trust, pledge, security interest, easement, servitude, encroachment, encumbrance, covenant, assignment, right of way, defects in title, right of first refusal, right of first negotiation, right of first offer, right to acquire, option, preemptive right, conditional sale or other title retention agreement or other similar restriction of any kind.
“Enforceability Exceptions” is defined in Section 3.3.
“Environmental Claim” means any Proceeding by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means all Laws and Orders that in each case pertain to environmental matters or contamination of the environment.
“Equity Incentive Plan” means the Semma Therapeutics, Inc. 2015 Stock Option and Grant Plan.
“Equityholder” means a Stockholder, a Vested Optionholder or an Accelerated Optionholder.
“Equityholder Indemnified Party” is defined in Section 10.2.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” is defined in Section 2.5(c)(i).
“Escrow Amount” is defined in Section 2.5(c)(i).
“Escrow Fund” is defined in Section 2.5(c)(i).
“Escrow Release Date” is defined in Section 10.6(c).
“Estimated Closing Statement” is defined in Section 2.4(b).
“Exploitation” means to make, have made, import, export, use, sell or offer for sale, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, export, transport, distribute, promote, market or otherwise dispose of.
“Extra-Contractual Statement” is defined in Section 11.16.
“FDA” means the United States Food and Drug Administration.
“FDC Act” is defined in Section 3.20(a).
“Final Statement” is defined in Section 2.4(c).
“Financial Statements” is defined in Section 3.6.
“FIRPTA Certificate” is defined in Section 2.11.
“Forward-Looking Statements” is defined in Section 5.11.
“Fraud” means Delaware common law fraud. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, or any torts based on negligence.
“Fundamental Representations” means, with respect to the Company, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.25, and with respect to Purchaser and Merger Sub, Sections 4.1, 4.2 and 4.3.
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, as consistently applied by the Company.
“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.
“Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210 and 211.
“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs, including with respect to the Company, the Company Charter, the Company Bylaws and the Stockholders Agreements. For example, (a) the Governing Documents of a corporation include its certificate or articles of incorporation and bylaws, (b) the Governing Documents of a limited partnership include its certificate or articles of limited partnership and its limited partnership agreement and (c) the Governing Documents of a limited liability company include its certificate or articles of formation and, if applicable, its limited liability company operating agreement.
“Governmental Authority” means any nation, state, province, commonwealth, municipal, local, or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, foreign, multinational, commonwealth, or local, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.
“Health Care Laws” is defined in Section 3.20(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person and without duplication: (a) any indebtedness of such Person that, in accordance with GAAP, would be required to be shown as indebtedness for borrowed money on the face of a balance sheet; (b) any indebtedness evidenced by a note, bond, debenture or other debt security, whether secured or unsecured; (c) the aggregate principal amount of, and accrued interest, prepayment penalties and outstanding fees with respect to, all indebtedness for borrowed money; (d) any obligation under any lease required to be capitalized in accordance with GAAP; (e) the drawn portion of any letter of credit arrangements; and (f) any prepayment, make-whole, breakage or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.
“Indemnifiable Losses Deductible” is defined in Section 10.3(c).
“Indemnified Party” means either a Purchaser Indemnified Party or an Equityholder Indemnified Party.
“Indemnifying Equityholder” is defined in Section 10.1.
“Indemnifying Party” means the Party or Parties who are obligated to provide indemnification to another Person pursuant to Article X.
“Insurance Policies” is defined in Section 3.19.
“Intellectual Property Rights” means all intellectual property and industrial property rights and rights in confidential information throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (b) trademarks, service marks, names, corporate names, trade names, domain names, URLs, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights and copyrightable subject matter (“Copyrights”); (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, protocols, specifications, techniques, data, results, plans, formulae, formulations, compositions, models, and methodologies (“Trade

Secrets”); (f) rights in the foregoing and in other similar intangible assets; and (g) applications and registrations for the foregoing.
“IRS” means the United States Internal Revenue Service.
“Key Holders” shall have the meaning given to it in the Voting Agreement.
“Law” means any applicable law, statute, ordinance, regulation, rule, code, treaty or other requirement having the force of law of any Governmental Authority.

“Leased Real Property” is defined in Section 3.11(b).
“Leases” is defined in Section 3.11(b).
“Losses” means any debts, obligations and other liabilities (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation) or consequential damages (only to the extent reasonably foreseeable); provided, however, that Losses shall (i) include punitive damages only to the extent such damages are awarded by an arbitrator or a court of competent jurisdiction to a third party in connection with a claim by a third party and (ii) exclude special, incidental, indirect, treble or exemplary damages, lost revenues or profits.
“Lost Certificate Affidavit” is defined in Section 2.6(a).
“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other such events, effects, circumstances, changes, occurrences, facts or developments, (a) is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of any member of the Company Group, in each case taken as a whole or (b) does or would reasonably be expected to materially impede, interfere with, hinder or delay, or affect the ability of the Company to perform its obligations hereunder or to consummate the Transactions; provided, however, that for purposes of clause (a), a Material Adverse Effect shall not be deemed to include any event, effect, circumstance, change, occurrence, fact or development to the extent resulting from: (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP or other international accounting standards (it being understood that this clause (iii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with GAAP), (iv) changes in Law (it being understood that this clause (iv) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with Laws), (v) the taking of, or the failure to take, any action expressly required to be taken by the Company pursuant to this Agreement or any of the other Transaction Documents (although, subject to the other provisions of this definition, the underlying cause of such failure shall not be excluded), (vi) the negotiation, execution, or delivery of this Agreement or any of the other Transaction Documents, or the announcement or pendency of any of the Transactions, including the Merger, including any impact thereof on relationships, contractual or otherwise, with suppliers, distributors, partners or employees (it being understood that this clause (vi) does not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the Transactions or the performance of obligations under this Agreement), or (vii) the identity or business plans of Purchaser or any of its Affiliates, so long as, with respect to clauses (i), (ii), (iii), (iv), (vi) and (vii) such events, circumstances, changes, occurrences, facts or developments do not adversely affect the Company Group in a materially disproportionate manner relative to similarly situated participants in the industry in which the Company Group operates.
“Material Consents” is defined in Section 5.2.
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, biological, infectious or medical wastes, or petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that are regulated by Governmental Authorities or that may have an adverse effect on human health or the environment.
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 2.5(a).
“Merger Consideration Per Share” means an amount equal to (a) the sum of (i) the Merger Consideration, minus (ii) the aggregate Series A Preference Amount in respect of all Series A Shares outstanding immediately prior to the Effective Time, minus (iii) the aggregate Series B Preference Amount, in respect of all Series B Shares outstanding immediately prior the Effective Time, divided by (b) the Participating Common Share Amount.
“Merger Sub” is defined in the Preamble.
“Merger Sub Stockholder Consent” is defined in the Recitals.
“Mini-Basket” is defined in Section 10.3(c).
“No-Withholding Option” means any Vested Option or Accelerated Option that has a per share exercise price less than the Merger Consideration Per Share and with respect to which the Company has no Tax withholding obligations.
“Non-Compete Agreements” is defined in the Recitals.
“OFAC” is defined in the Section 3.22(b).
“Option” means an option to purchase Common Shares issued pursuant to the Equity Incentive Plan.

“Option Shares” means Common Shares issuable upon exercise of Vested Options and Accelerated Options.
“Optionholder” means a holder, as of immediately prior to the Effective Time, of an Option.
“Order” means any applicable order, writ, injunction or decree of any Governmental Authority, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.
“Participating Common Share Amount” means (a) the aggregate number of Common Shares outstanding immediately prior to the Effective Time, plus (b) the aggregate number of Common Shares into which all Series A Shares outstanding immediately prior to the Effective Time are convertible, plus (c) the aggregate number of Common Shares into which all Series B Shares outstanding immediately prior to the Effective Time are convertible, plus (d) the aggregate number of Option Shares in respect of Vested Options.
“Party” and “Parties” are defined in the Preamble.
“Paying Agent” is defined in Section 2.5(c)(iv).
“Paying Agent Agreement” is defined in Section 2.5(c)(iv).
“Permits” means all licenses, permits, certifications, registrations and approvals of any Governmental Authority required for the operation of the business of the Company Group.
“Permitted Encumbrances” means the following: (a) Encumbrances for Taxes not yet due or payable or that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established and maintained; (b) Encumbrances of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained; and (c) easements, covenants or restrictions of record affecting title to or the use of real property, none of which individually or in the aggregate, materially detract from the value of the property encumbered thereby or materially impair the use or occupancy of such property in the business of the Company Group.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.
“Personal Data” means non-public personally identifiable information relating to an individual or legal Person, the privacy of whom is protected under applicable Laws, and includes “personally identifiable information,” “PII,” “personal data” or other similar terms defined in applicable Laws.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and, with respect to any Straddle Tax Period, the portion of such Tax Period beginning on the day after the Closing Date and ending on the last day of such Straddle Tax Period.

“Pre-Closing Period” is defined in Section 5.1.

“Preferred Shares” means, together, Series A Shares and Series B Shares.

“Pro Rata Share” means, with respect to each Equityholder and each Promised Optionholder, as applicable, a percentage equal to (a) the amount of Merger Consideration, Accelerated Option Consideration and Promised Option Bonus Amount that such Equityholder or Promised Optionholder is entitled to receive pursuant to Section 2.6, divided by (b) the aggregate amount of Merger Consideration, Accelerated Option Consideration and Promised Option Bonus Amount that all Equityholders and Promised Optionholders are entitled to receive pursuant to Section 2.6.
“Proceeding” means any audit, litigation (in Law or in equity), arbitration, review, re-examination, opposition, mediation, action, lawsuit, proceeding, complaint, charge, claim (including any counterclaim), demand, hearing, examination, inquiry, petition, subpoena, discovery, request, investigation or like matter before or by any arbitrator or Governmental Authority, whether administrative, judicial or arbitrative in nature, at Law or in equity.
“Promised Option” means an option to purchase Common Shares that, prior to the date hereof, the Company committed in writing to grant, which has not been granted by the Company, each of which is described on Schedule IV.
“Promised Option Bonus Amount” means the aggregate amount set forth on Schedule IV.
“Promised Optionholder” is defined in Section 2.6(c).
“Protected Communication” is defined in Section 11.18(a).
“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.
“Purchaser” is defined in the Preamble.
“Purchaser 401(k) Plan” is defined in Section 5.10(b).
“Purchaser Group” is defined in Section 11.18(a).
“Purchaser Indemnified Party” is defined in Section 10.1.
“Purchaser Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Transactions, including the Merger, or materially impair or delay the ability of Purchaser or Merger Sub to perform their respective obligations under this Agreement.

“Registered IP” shall mean all issued Patents and Patent applications, Trademark applications and registrations (including domain names) and Copyright registrations and applications.
“Representative” is defined in the Preamble.
“Representative Expense Amount” means an amount equal to $[*].
“Representative Expense Fund” is defined in Section 8.2.
“Representative Losses” is defined in Section 8.5.

“Secretary of State” is defined in Section 2.1.
“Securities Act” means the Securities Act of 1933.
“Seller Group” is defined in Section 11.18(a).
“Series A Preference Amount” means an amount per Series A Share equal to $1.09.
“Series A Shares” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.
“Series B Preference Amount” means an amount per Series B Share equal to $1.60.
“Series B Shares” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.
“Shares” means, collectively, Common Shares and Preferred Shares.
“Specific Performance Conditions” is defined in Section 11.17(a).
“State Department” is defined in Section 3.22(b).
“Stockholder” means a holder, as of immediately prior to the Effective Time, of a Share.
“Stockholder Notice” is defined in Section 5.13(b).
“Stockholders Agreements” means (a) the Voting Agreement; (b) the Series A Preferred Stock Purchase Agreement, dated March 19, 2015, among the Company and the Investors (as defined therein) listed on Exhibit A thereto; (c) the Series B Preferred Stock Purchase Agreement, dated November 27, 2017, among the Company and the Investors (as defined therein) listed on Exhibit A thereto; (d) the Amended and Restated Investors’ Rights Agreement, dated November 27, 2017, among the Company and the Investors (as defined therein); and (e) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated November 27, 2017, among the Company and the Investors (as defined therein).
“Straddle Tax Period” means any Tax Period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of subpart (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Surviving Corporation” is defined in Section 2.1.
“Target Group” is defined in Section 11.18(a).
“Tax Authority” means the IRS, or any successor thereto, and any state, local or non-U.S. Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.
“Tax Contest” means any pending or threatened audit, claim, dispute, controversy, hearing, or administrative, judicial or other proceeding relating to Taxes or Tax Returns.
“Tax Law” means any Law related to Taxes.
“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Returns” means any report, return, document, estimate, form, information return, declaration or other information or filing filed with or supplied to, or required to be filed with or supplied to, any Governmental Authority with respect to Taxes, including any schedule, attachment or amendment with respect thereto.
“Taxes” means (a) any and all federal, state, local, foreign and other taxes, duties, levies, tariffs, imposts, tolls, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, export and import fees and charges, registration fees, tonnage, vessel or other taxes, duties, levies, tariffs, imposts, tolls, customs or other assessments of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto; and (b) any and all liability for the payment of any items described in clause (a) above arising from or through, attributable to, or with respect to a branch or as a result of being (or ceasing to be) a member of a fiscal unity, affiliated, consolidated, combined, unitary or other similar group (or being included) in any Tax Return related to such group.
“Third Party Claim” means a Proceeding brought by a Person who is not a Party or an Affiliate thereof.
“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Escrow Agreement, the Non-Compete Agreements and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the Parties in connection with the Transactions.
“Transaction Expenses” means, without duplication (a) the expenses, fees and charges incurred by any member of the Company Group in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and any offering or marketing materials and the consummation of the Closing, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Company or CytoSolv, in each case, whether or not paid, (b) any amounts payable by the

Company or CytoSolv to any current or former director, officer, employee, independent contractor or consultant as a result of, in connection with, or conditioned on, the consummation of the Transactions (including retention payments, change of control payments, deferred compensation, bonuses, severance payments but specifically excluding any amounts payable pursuant to Section 2.6), (c) the expenses, fees and charges associated with obtaining the directors’ and officers’ liability insurance policy (including any premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees) pursuant to Section 5.9(b), and (d) applicable withholding Taxes associated with the amounts payable in respect of the Vested Options, the Accelerated Options, the Promised Option Bonus Amount and the amounts described in clause (b) (including the employer portion of any payroll, social security, unemployment or similar Taxes).
“Transactions” is defined in the Recitals.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, privilege, documentary, registration, real estate, conveyance, excise, license, stamp duty or similar fees and Taxes arising out of or in connection with, or attributable to, the Merger and, for the avoidance of doubt, shall include all Taxes payable in relation to any deemed or indirect transfer of assets or property as a result of the Transactions, but “Transfer Tax” shall not include any charge to capital gains or income, franchise or similar Taxes and shall not include any value added Taxes.
“Transition Tax Obligations” means, with respect to any Person, such Person’s net Tax liability under Section 965 of the Code, including any amounts that are not yet due and payable pursuant to an election under Section 965(h) of the Code to pay such net Tax liability in installments.
“Unresolved Escrow Claim” is defined in Section 10.6(c).
“Vested Option” means, except for any Accelerated Options, (1) an outstanding Option that is vested, as of immediately prior to the Effective Time, in accordance with the Equity Incentive Plan, (2) any Option described on Part 1 of Schedule V, Part 2 of Schedule V or Part 3 of Schedule V and (3) any Options that may have expired, forfeited or lapsed held by the Person listed on Part 4 of Schedule V.
“Vested Optionholder” means a holder, as of immediately prior to the Effective Time of a Vested Option.
“Voting Agreement” means that certain Amended and Restated Voting Agreement, by and among the Company, the Investors (as defined therein) listed on Schedule A thereto and the Key Holders (as defined therein) listed on Schedule B thereto, dated as of November 27, 2017.
“WARN” is defined in Section 5.10(e).
Section 1.2    Rules of Construction. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference in this Agreement to any United States federal or state action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept or thing will, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the Laws of such other jurisdiction. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through the date hereof, solely to the extent such amendments, supplements or modifications are provided in the Data Room. The headings contained herein are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All preamble, recital, article, section, paragraph, annex, exhibit and schedule references are to the preambles, recitals, articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to “dollars” or “$” are to United States dollars. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Where the context requires, words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement. The Parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The Parties further agree that the rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. Any amounts to be deposited with Paying Agent or the Escrow Agent, or paid and delivered or disbursed to Purchaser, the Surviving Corporation, or any Equityholder, in each case in accordance with Article II, will be deposited or paid and delivered or disbursed by wire transfer of immediately available funds to the recipient thereof.
ARTICLE II
MERGER
Section 2.1    The Merger. At the Effective Time and, on the terms and subject to conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Purchaser (the “Surviving Corporation”). On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties will execute and file the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) in accordance with the requirements of the DGCL with the office of the Secretary of State of the State of Delaware (the “Secretary of State”), whereupon Merger Sub will be merged with and into the Company, which will survive the Merger, pursuant to the provisions of the DGCL. The Parties will make all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL or at such later time as will be agreed upon by the Parties and specified in the Certificate of Merger (the “Effective Time”). From and after the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL.
Section 2.2    Effect on Options and Capital Stock.

(a)    Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that, (i) each Option (other than any option held by the Person listed on Schedule II) that is then-outstanding will be vested, immediately prior to the Effective Time, with respect to the portion of such Option that would have become vested had the holder remained in the employment or service of the Company for the 12-month period commencing on the Closing Date (such Options, the “Accelerated Options”), (ii) each Option described on Part 1, Part 2 or Part 3 of Schedule V shall, to the extent not vested by operation of clause (i) above, become fully vested immediately prior to the Effective Time and (iii) each then-outstanding Option (including each Vested Option, Accelerated Option and each other outstanding Option) is immediately terminated and canceled immediately prior to the Effective Time, and each Optionholder will cease to have any rights with respect thereto, except that each holder of a Vested Option and each holder of an Accelerated Option will have the right to receive his or her respective portion of the Merger Consideration and Accelerated Option Consideration payable in accordance with and in the manner provided by this Article II, subject to the limitations and conditions in this Article II, and any other rights expressly provided by this Agreement. Each Option that is not a Vested Option or an Accelerated Option shall terminate without consideration therefor immediately prior to the Effective Time.
(b)    As of the Effective Time, by virtue of the Merger and without any action on the part of any Party, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, which will be the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of shares of common stock of Merger Sub will thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.
(c)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Equityholder, all Shares will no longer be outstanding and will be canceled and retired automatically and will cease to exist, and each Stockholder will cease to have any rights with respect thereto, except the right to receive his, her or its respective portion of the Merger Consideration payable in accordance with and in the manner provided by this Article II, subject to the limitations and conditions in this Article II, and any other rights expressly provided by this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares will not be converted as provided in the foregoing sentence and will instead be converted into the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except if any Stockholder that demands appraisal of such Stockholder’s Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such Stockholder’s right to appraisal, then such Stockholder’s Shares will automatically be deemed to have been canceled and converted (without interest) as provided in the foregoing sentence as of the Effective Time.
(d)    As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Equityholder, all Shares that are owned by the Company as treasury stock immediately prior to the Effective Time (if any) will be canceled and extinguished without any conversion thereof, and no consideration will be paid or delivered in exchange therefor.
(e)    No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a schedule to be attached hereto as Schedule I (the “Allocation Schedule”) setting forth the Company’s good faith estimates of, with respect to each Equityholder, such Equityholder’s: (i) portion of the Merger Consideration and Accelerated Option Consideration payable at Closing pursuant to this Agreement in respect of such Equityholder’s Shares, Vested Options and Accelerated Options, (ii) portion of the Escrow Amount (as defined below) to be disbursed to the Escrow Agent at Closing, (iii) portion of the Representative Expense Amount to be disbursed to the Representative at Closing, (iv) Pro Rata Share, (v) portion of the Promised Option Bonus Amount, if any, and (vi) correct and complete wire or other payment instructions. The Parties hereby agree that the Allocation Schedule shall govern the allocation among the Equityholders of any payments to or from the Equityholders that are contemplated by this Agreement. The Allocation Schedule will be prepared in accordance with the priorities set forth in the Company Charter, the bylaws of the Company and the Stockholders Agreements (each as in effect on the date of this Agreement and at the Closing). Purchaser shall be entitled to rely solely on the Allocation Schedule with respect to the amounts allocated and payable to the Equityholders pursuant thereto. The Parties further agree that the Representative shall update the Allocation Schedule from time to time to reflect the allocation of any payment and to promptly furnish any such update to Purchaser and the Paying Agent. Once the Paying Agent and, to the extent required, the Surviving Corporation have made all payments required to be made hereunder to the Equityholders in accordance with the Allocation Schedule, such payments shall constitute a complete discharge of the applicable payment obligations of Purchaser and Merger Sub hereunder to the Equityholders.
Section 2.3    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, by virtue of the Merger and without any additional action on the part of Merger Sub or the Company: (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read as set forth on Exhibit C hereto, and such certificate of incorporation, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation; (b) the bylaws of the Surviving Corporation will be amended and restated to read as set forth on Exhibit D hereto, and such bylaws, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws; (c) the directors of Merger Sub immediately before the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and (d) the officers of Merger Sub immediately before the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed, as the case may be.
Section 2.4    Closing.
(a)    Subject to any earlier termination hereof, the closing of the Transactions, including the Merger (the “Closing”), will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts, 02116 as soon as practicable, but in any event within two (2) Business Days, following the satisfaction or waiver of all conditions to the Closing set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) or such other place, date or time as Purchaser and the Company may mutually determine (the actual date on which the Closing occurs, the “Closing Date”); provided, however, that notwithstanding any provision of this Agreement, in no event shall the Closing occur on or before October 1, 2019. In lieu of an in-person Closing, the Closing may instead be accomplished by email (in .PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (if requested) to be delivered by overnight courier service on the next Business Day following the Closing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
(b)    At least three (3) Business Days prior to the anticipated Closing Date, the Company will prepare and deliver to Purchaser (i) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration calculated in accordance with Section 2.5, including an estimate of the Transaction Expenses and (ii) the Allocation Schedule. The Estimated Closing Statement shall be based upon the books and records of the Company Group and shall be prepared in accordance with the definitions contained in this Agreement and GAAP applied consistently. Purchaser and its agents shall be provided with reasonable access, during regular business hours and upon reasonable notice, to the financial books and records on which the Estimated Closing Statement is based and to the employees and agents of the Company Group who prepared the Estimated Closing Statement so as to enable it to verify the amounts set forth in the Estimated Closing Statement and the respective components thereof.
(c)    At least one (1) Business Day prior to the anticipated Closing Date, the Company will provide an updated Estimated Closing Statement (the “Final Statement”) reflecting Purchaser’s good faith comments to the Estimated Closing Statement. The form and content of the Final Statement shall be reasonably acceptable to Purchaser prior to Closing.
Section 2.5    Merger Consideration.
(a)    The aggregate consideration for the Shares and the Vested Options (the “Merger Consideration”) is equal to:
(i)    $950,000,000;
(ii)    plus the Aggregate Exercise Amount of the Vested Options; and
(iii)    minus the amount by which Transaction Expenses exceed $[*].
(b)    The aggregate consideration for the Accelerated Options (the “Accelerated Option Consideration”) is equal to (i) the Merger Consideration Per Share multiplied by the aggregate number of Accelerated Options, minus (ii) the Aggregate Exercise Amount in respect of all Accelerated Options.
(c)    Subject to the terms and conditions hereof, including Section 2.7(b), at the Closing, Purchaser will:
(i)    deposit $[*] (the “Escrow Amount,” and together with any interest or other earnings thereon, the “Escrow Fund”) with the Escrow Agent, to be held, invested, and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in substantially the form attached hereto as Exhibit E (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”) to be entered into as of the Closing by Purchaser, the Surviving Corporation, Representative and the Escrow Agent to satisfy the due performance and payment of the Indemnifying Equityholders’ potential indemnification obligations pursuant to Article X;
(ii)    deliver the Representative Expense Amount to the Representative (in accordance with the instructions provided by the Company to Purchaser at least three (3) Business Days prior to the Closing Date);
(iii)    deliver or make available the portion of the Merger Consideration and the Accelerated Option Consideration being paid to holders of Vested Options and Accelerated Options (in each case, other than with respect to No-Withholding Options) and the Promised Option Bonus Amount to the Surviving Corporation and cause the Surviving Corporation to pay and deliver such amounts to Vested Optionholders, Accelerated Optionholders and Promised Optionholders, in accordance with Section 2.6

(except in each case with respect to the Vested Options described in Part 2 of Schedule V and certain Accelerated Options as provided in Section 2.6(b) of the Disclosure Schedule); and
(iv)    deposit an amount equal to the Merger Consideration, minus the payments contemplated by clauses (i) – (iii) above, with Citibank, N.A., a national banking association (together with its successors and permitted assigns, “Paying Agent”), to be distributed by Paying Agent pursuant to Section 2.6 and the terms and conditions of a Paying Agent Agreement to be entered into as of the Closing by Purchaser, Representative and Paying Agent in substantially the form attached hereto as Exhibit F (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Paying Agent Agreement”).
Section 2.6    Distribution of Merger Consideration.
(a)    Pursuant to the Paying Agent Agreement, Purchaser will cause Paying Agent to, as soon as practicable following Paying Agent’s receipt after the Effective Time of a duly completed and validly executed letter of transmittal in substantially the form attached hereto as Exhibit G from a Stockholder and, in each case, certificate(s) representing the Shares held by such Stockholder outstanding immediately before the Effective Time (or, in the event that any such certificate(s) have been lost, stolen or destroyed, an affidavit of that fact by such Stockholder accompanied by a bond or other indemnity in form and substance reasonably acceptable to Purchaser (each, a “Lost Certificate Affidavit”)), deliver to such Stockholder (i) in respect of the Series A Shares held by such Stockholder immediately prior to the Effective Time, an amount equal to the sum of (x) the Series A Preference Amount multiplied by such number of Series A Shares, plus (y) the Merger Consideration Per Share multiplied by the number of Common Shares into which such Series A Shares are convertible, (ii) in respect of the Series B Shares held by such Stockholder immediately prior to the Effective Time, an amount equal to the sum of (x) the Series B Preference Amount multiplied by such number of Series B Shares, plus (y) the Merger Consideration Per Share multiplied by the number of Common Shares into which such Series B Shares are convertible, and (iii) in respect of the Common Shares held by such Stockholder immediately prior to the Effective Time, the Merger Consideration Per Share multiplied by such number of Common Shares, in each case, minus such Stockholder’s applicable Pro Rata Share of the Escrow Amount and the Representative Expense Amount, as directed by the Allocation Schedule. Pursuant to the Paying Agent Agreement, Purchaser will cause Paying Agent to, as soon as practicable after the Effective Time, deliver to each holder of a No-Withholding Option outstanding immediately prior to the Effective Time, a payment equal to (x) the Merger Consideration Per Share minus the exercise price of such No-Withholding Option, multiplied by (y) the number of Option Shares subject to the No-Withholding Option, in each case, minus such holder’s applicable Pro Rata Share of the Escrow Amount and the Representative Expense Amount as directed by the Allocation Schedule.
(b)    Except as set forth on Section 2.6(b) of the Disclosure Schedule, on the first regularly scheduled payroll period of the Company occurring at least three (3) Business Days following the Effective Time, (i) each holder of a Vested Option (other than a holder of No-Withholding Options) shall receive (net of applicable withholding) a payment equal to (x) the Merger Consideration Per Share minus the exercise price of such Vested Option, multiplied by (y) the number of Option Shares subject to the Vested Option, and (ii) each holder of an Accelerated Option (other than a holder of No-Withholding Options) shall receive (net of applicable withholding) a payment equal to (x) the Merger Consideration Per Share minus the exercise price of such Accelerated Option, multiplied by (y) the number of Option Shares subject to the Accelerated Option, in each case, minus such holder’s applicable Pro Rata Share of the Escrow Amount and the Representative Expense Amount as directed by the Allocation Schedule.

(c)    Purchaser will cause the Surviving Corporation to, as soon as practicable after the Effective Time, subject to the execution of a release in a form and substance reasonably acceptable to Purchaser with respect to any rights such individual may have to receive any equity or equity based compensation with respect to any member of the Company Group or Purchaser and its Affiliates, pay and deliver to each of the Persons set forth on the Allocation Schedule as holding a Promised Option (each a “Promised Optionholder”) the portion of the Promised Option Bonus Amount set forth thereon in consideration for releasing and waiving such Promised Optionholder’s rights described above, in each case, minus such holder’s applicable Pro Rata Share of the Escrow Amount and the Representative Expense Amount as directed by the Allocation Schedule.
Section 2.7    Closing Deliverables. At the Closing, the Parties will deliver the following documents and instruments:
(a)    Subject to the delivery of the documents and instruments set forth in Section 2.7(b), at the Closing, Purchaser or Merger Sub, as applicable, will deliver to the Company (or such other Person as indicated below) each of the following:
(i)    counterparts of the Paying Agent Agreement, executed by, respectively, Purchaser and Paying Agent;
(ii)    counterparts of the Escrow Agreement, executed by, respectively, Purchaser and Escrow Agent; and
(iii)    a closing certificate executed by Purchaser and Merger Sub to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied, and that all documents to be executed and delivered by, respectively, Purchaser and Merger Sub at the Closing have been executed by duly authorized officers of, respectively, Purchaser and Merger Sub.
(b)    Subject to the delivery of the payments set forth in Section 2.5(c) and the documents and instruments set forth in Section 2.7(a), at the Closing, the Company will deliver to Purchaser (or such other Person as indicated below) each of the following:
(i)    the Certificate of Merger, executed by the Company;
(ii)    a counterpart of the Escrow Agreement, executed by Representative;
(iii)    a counterpart of the Paying Agent Agreement, executed by Representative;
(iv)    an invoice issued by each intended beneficiary of Transaction Expenses that sets forth (A) the amount required to pay in full all Transaction Expenses owed to such Person on the Closing Date, and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person;
(v)    the written resignations, effective as of the Closing Date, of the directors and officers of the Company requested by Purchaser to resign as of the Closing;
(vi)    a certificate of the Company’s secretary certifying as complete and accurate a copy of (A) the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by the Company hereunder and (B) the Company Stockholder Consent;
(vii)    a certificate, dated as of the Closing Date, satisfying Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) certifying that the interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code; and
(viii)    a closing certificate executed by an officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied, and that all documents to be executed and delivered by the Company or Representative, as applicable, in connection with the Closing have been executed by duly authorized officers of the Company or Representative, as applicable.
Section 2.8    Certificates Not Surrendered. Until properly surrendered (or until a Lost Certificate Affidavit is delivered therefor), each outstanding Share certificate (including any certificate representing Dissenting Shares that lose their status as such) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the portion of the Merger Consideration to which the holder thereof is entitled pursuant to Sections 2.5, 2.6, 2.9 and 10.6.
Section 2.9    Distribution of Representative Expense Fund.
(a)    As promptly as practicable after Representative’s disbursement to Paying Agent of any amounts from the Representative Expense Fund pursuant to Section 8.6, Paying Agent will deliver to each Equityholder an amount equal to such Equityholder’s Pro Rata Share of such dispersed Representative Expense Fund attributable to such Equityholder’s Shares; provided that any portion of such dispersed Representative Expense Fund that is for payment to Vested Optionholders or Accelerated Options shall be delivered to the Surviving Corporation for payment in accordance with Section 2.9(b).
(b)    On or before the first regularly scheduled payroll period that is at least three (3) Business Days following receipt of any dispersed Representative Expense Fund from the Paying Agent on behalf of the former Vested Optionholders, Accelerated Optionholders and Promised Optionholders, the Surviving Corporation shall pay and deliver to each former holder of Vested Options, Accelerated Options and Promised Options an amount equal to such Equityholder’s Pro Rata Share of such dispersed Representative Expense Fund attributable to the Vested Options, Accelerated Options and Promised Options.
Section 2.10    Withholding Rights. The Surviving Corporation, Purchaser and their respective agents will be entitled to deduct and withhold from any payments of the consideration otherwise payable to any Equityholder or otherwise pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of Law. To the extent that such amounts are so withheld by the Surviving Corporation or Purchaser, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to, respectively, the Person in respect of whom such withholding was made.
Section 2.11    FIRPTA Certificate. At Closing, the Company shall have delivered to Purchaser a certificate and form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) in substantially the form of Exhibit H attached hereto (the “FIRPTA Certificate”) along with written authorization for Purchaser to deliver such FIRPTA Certificate to the IRS on behalf of the Company upon the Closing of the Merger. The Company’s obligation to deliver the FIRPTA Certificate shall not be considered an obligation under this Agreement for purposes of Article VI, but if the FIRPTA Certificate is not delivered, Purchaser shall withhold from the Merger Consideration and pay over to the appropriate Governmental Authorities any amounts required to be withheld under Section 1445 of the Code as determined by Purchaser.
Section 2.12    Rounding. The aggregate cash amount payable to any Equityholder pursuant to this Article II shall be rounded up or down to the nearest whole cent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company makes the representations and warranties to Purchaser and Merger Sub as of the date hereof and as of the Closing Date that are set forth in this Article III:
Section 3.1    Organization, Standing and Power. Each member of the Company Group is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each member of the Company Group is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that would not have a Material Adverse Effect. The Company Group has made available to Purchaser and Merger Sub complete and correct copies of the Company Group’s Governing Documents, each as amended to date, and such documents are in full force and effect. Each member of the Company Group is in compliance with all of the terms and provisions of its Governing Documents.
Section 3.2    Subsidiaries. The Company does not have any Subsidiaries, except for CytoSolv, or any other direct or indirect ownership interest in any corporation, limited liability company, joint venture, partnership, trust, non-corporate business enterprise or other Person and does not directly or indirectly own any capital stock in any other Person. The Company is the record holder of beneficial ownership of all of the issued and outstanding shares of capital stock of CytoSolv. Neither the Company nor CytoSolv has agreed to, nor are they obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.
Section 3.3    Enforceability. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by duly authorized officers of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.
Section 3.4    Capitalization.
(a)    Section 3.4(a) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the authorized capital stock of the Company and the number of shares of capital stock issued and outstanding and the holder of record of such shares. At the Closing, the Shares will constitute all of the issued and outstanding shares of capital stock of the Company.

(b)    The issued and outstanding shares of capital stock of each member of the Company Group has been duly authorized and validly issued and are fully paid and non-assessable. Except for this Agreement, the Stockholder Agreements and as set forth on Section 3.4(d) of the Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares of capital stock of any member of the Company Group. The shares of capital stock in each member of the Company Group have not been issued in violation of any applicable Laws or such company’s Governing Documents. No member of the Company Group has any bonds, notes, debentures or other debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, capital stock or any other security of the Company Group. Except as set forth in the Stockholder Agreements, there are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of capital stock in the Company Group.
(c)    Section 3.4(c) of the Disclosure Schedule sets forth the outstanding Indebtedness of the Company Group as of the date hereof.
(d)    As of the close of business on August 28, 2019: (i) 22,799,197 Common Shares were subject to issuance pursuant to Options granted and outstanding under the Equity Incentive Plan and (ii) 1,690,186 Shares were reserved for future issuance under the Equity Incentive Plan. Section 3.4(d)(i) of the Disclosure Schedule sets forth, as of August 28, 2019, each outstanding Option, including the holder thereof, the applicable exercise price per share and the vesting status and schedule of each such Option. Section 3.4(d)(ii) of the Disclosure Schedule sets forth, as of August 28, 2019, each outstanding restricted Common Share award, including the holder thereof and the vesting status and schedule of each such restricted Common Share award. Other than as set forth on Section 3.4(d)(i) and Section 3.4(d)(ii) of the Disclosure Schedule, there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company Group. All Options were granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable plan and determined in a manner consistent with the requirements of Section 409A of the Code) of a Common Share on the date of the corporate action effectuating the grant.
(e)    Except as set forth in the Stockholder Agreements, the Company Group is not a party to any voting trusts, voting agreements, proxies, equityholder agreements or other agreements or understandings with respect to the voting of the capital stock or other equity interests of any member of the Company Group that may affect the voting or transfer of the Shares or any of the shares of capital stock or other securities of any member of the Company Group. The Company Group is not subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any Person (other than to any member of the Company Group).
(f)    Except for the payments and distributions contemplated pursuant to this Agreement or any other Transaction Document contemplated hereby, any payments made with respect to Dissenting Shares or as set forth on Section 3.4(f) of the Disclosure Schedule, none of the Equityholders, nor any of the Company Group’s current or former officers, directors, employees or independent contractors has any right to receive any payment or distribution from the Company Group as a result of the consummation of the Transactions. Following the Closing, no holder of any Option shall have any right thereunder to acquire any capital stock of the Company or any of its Affiliates (including the Surviving Corporation), or of Purchaser or any of its Affiliates (including Merger Sub).

Section 3.5    No Conflict. Except as set forth on Section 3.5 of the Disclosure Schedule, assuming the due and prompt performance by Purchaser and Merger Sub of their obligations hereunder, the execution, delivery and performance of this Agreement or any other Transaction Document contemplated hereby by the Company and the consummation of the transactions contemplated hereby or thereby do not and will not (a) violate any (i) applicable material Law, (ii) applicable material Order, (iii) applicable Company Permits or (iv) Company Material Contract (as defined below) or (b) constitute a breach or violation of, or a default under, the Governing Documents of the Company Group.
Section 3.6    Financial Statements. Section 3.6 of the Disclosure Schedule sets forth, with the footnotes and other text set forth thereon, (a) the audited Consolidated Financial Statements of the Company Group as of (i) December 31, 2018, (ii) December 31, 2017 and (iii) December 31, 2016 and (b) the unaudited consolidated balance sheet of the Company Group for the six months ended June 30, 2019, and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company Group for the fiscal period ended as of such date (the financial statements referred to in clauses (a) and (b) being referred to collectively as the “Financial Statements”). The Financial Statements (x) are consistent with the books and records of the Company Group, (y) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered, and (z) present fairly the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein. Since December 31, 2018, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company Group. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company Group. Except as set forth on Section 3.6 of the Disclosure Schedule, the Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to the property and assets of the Company Group is permitted in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.7    Absence of Certain Changes. Except as expressly contemplated by this Agreement, since December 31, 2018 to the date hereof, the Company Group has conducted its business in the ordinary course in all material respects and in a manner consistent in all material respects with prior practice and there has not been a Material Adverse Effect. Since December 31, 2018, there has not been any other action or event that would have required the consent of Purchaser and Merger Sub pursuant to Section 5.4.
Section 3.8    No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements, (b) liabilities incurred in the ordinary course of business after June 30, 2019 that are not individually or in the aggregate material, (c) liabilities arising under Company Material Contracts in accordance with their terms other than the payment of liquidated damages or arising as a result of a default or breach thereof and (d) as set forth on Section 3.8 of the Disclosure Schedule, no member of the Company Group has any material liabilities of any nature, whether or not accrued, contingent or otherwise, whether due or to become due.
Section 3.9    Taxes. Except as set forth on Section 3.9 of the Disclosure Schedule:
(a)    The Company Group has (i) timely filed (or had filed on their behalf) with the appropriate Governmental Authorities all income Tax and other material Tax Returns required to be filed by or on behalf of it and all such Tax Returns have been true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws and regulations, (ii) paid (or had paid on its behalf) all Taxes due and owing, regardless of whether shown or required to be shown as due on such Tax Returns, and (iii) established in accordance with its normal accounting practices and procedures accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any Pre-Closing Period and the pre-Closing portion of any Straddle Tax Period. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    The Company Group has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party and/or has obtained from any such employee, independent contractor, creditor, stockholder, other third party or other Person any certificate or other document that it is required to obtain or that would mitigate, reduce or eliminate any such Taxes or any withholding or deduction with respect thereto for payments made on or prior to the Closing and has complied with all applicable requirements of Law relating to information or other similar reporting relating to any such payments.
(c)    The Company Group has collected all material sales, use and value added Taxes required to be collected by it, and has timely remitted all such Taxes to the appropriate Governmental Authorities.
(d)    No member of the Company Group is currently the subject of any Tax Contest, nor to the Company’s Knowledge is any such Tax Contest asserted, contemplated or threatened in writing by any Governmental Authority. No deficiencies or adjustments for any Taxes have been proposed, asserted or assessed by a Tax Authority against the Company Group.
(e)    No “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company Group that has continuing effect after the Closing Date. No member of the Company Group has requested or has been issued any private letter rulings, technical advice memoranda or similar agreements or rulings in respect of Taxes with any Governmental Authority. No member of the Company Group is a party to or subject to any Tax exemption, Tax holiday or other Tax reduction agreement or order.
(f)    No member of the Company Group has requested, obtained or granted a power of attorney that is currently in force with respect to Taxes of the Company Group.
(g)    No member of the Company Group is currently the beneficiary of any outstanding waivers of any statute of limitations with respect to any material Taxes or extensions of time with respect to a material Tax assessment or deficiency and no request for any such waiver or extension is currently outstanding.
(h)    No member of the Company Group (i) has been a member of an affiliated, combined, unitary or other similar group filing consolidated, combined, unitary or other similar Tax Returns (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than a member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or contract (other than commercial Contracts entered into with third parties in the ordinary course of business consistent with past practice not primarily related to Taxes).
(i)    No member of the Company Group is a party to, subject to, bound by or has any obligation under any Tax allocation, indemnity, sharing or similar agreement that will not be terminated prior to the Closing (excluding, for the avoidance of doubt, any Contract entered into in the ordinary course of business and which does not relate primarily to Taxes).
(j)    No member of the Company Group has been a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(k)    No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax Period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) executed prior to the Closing;
(iii)    installment sale or open transaction made prior to the Closing;
(iv)    prepaid amount received or deferred revenue accrued on or prior to the Closing;
(v)    any intercompany transaction consummated on or prior to the Closing Date or excess loss account existing on or prior to the Closing Date, in either case described in Treasury Regulations issued under Section 1502 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law); or
(vi)    election under Section 108(i) of the Code.
(l)    No member of the Company Group has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of applicable Law by reason of a change in method of accounting initiated by it or any other relevant party, and none of the Company Group or the Surviving Corporation will be required to make any such adjustment as a result of the Transactions.
(m)    No member of the Company Group has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (i) in the two years immediately preceding the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions.
(n)    To the Company’s Knowledge, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is or may be subject to taxation by such jurisdiction.
(o)    No member of the Company Group has (i) a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business, or (ii) otherwise been, or deemed to be, engaged in a trade or business in any jurisdiction, other than its own country of incorporation or formation. No member of the Company Group currently has or has had nexus (within the meaning of the applicable Law of any applicable state) in any state where such member of the Company Group does not currently, or did not at the applicable time, file Tax Returns and pay Taxes with respect to such member of the Company Group.
(p)    There are no material Encumbrances for Taxes upon the assets of the Company Group, except for Permitted Encumbrances.
(q)    No member of the Company Group has any Transition Tax Obligation.
(r)    No member of the Company Group has entered into, participated in or engaged in any “reportable transaction” (as defined in Treasury Regulations Section 1.6011-4(b) or any comparable, analogous or similar provision under any state, local or foreign Tax Law). The Company Group has disclosed on their U.S. federal income Tax Returns all positions taken therein with respect to the members of the Company Group that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Laws).
(s)    The Company is not, and has not been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period (as defined in Section 897(c)(1)(A)(ii) of the Code).
(t)    The Company Group has in their respective possessions official government receipts for any Taxes paid by them to any foreign Governmental Authority.
Notwithstanding anything to the contrary in this Agreement, the Company Group does not make any representation regarding (i) the amount of any net operating losses, Tax credits, or charitable contribution carryovers that are available to, or have been reported by, the Company Group for any federal, state or other Tax purposes, or (ii) any limitation on use by the Company Group of any net operating losses, Tax credits, or charitable contribution carryovers that might apply either before or after the Closing Date under Section 382 of the Code or any other applicable limitations under any Tax Laws.
Section 3.10    Assets Other than Real Property.
(a)    Except as set forth on Section 3.12(f) of the Disclosure Schedule, to the Company’s Knowledge, the Company Group has all of the assets necessary to enable the Company Group to continue to conduct its business in the ordinary course as currently conducted by the Company Group.
(b)    The tangible assets of the Company Group are in good working order (ordinary wear and tear excepted) and are suitable for the purposes for which they are presently used. All material leased personal property of the Company Group is in good working order (ordinary wear and tear excepted) and is in all material respects in the condition required of such property by the terms of the lease applicable thereto.
(c)    There are no Encumbrances on any assets of the Company Group, other than Permitted Encumbrances and Encumbrances that will be extinguished on or before the Closing (except as set forth on Section 3.12 of the Disclosure Schedule and Section 3.13 of the Disclosure Schedule, as applicable).
Section 3.11    Owned and Leased Real Property.

(a)    No member of the Company Group owns any real property or is under Contract to acquire any interest in any real property.
(b)    Section 3.11(b) of the Disclosure Schedule sets forth a true and correct list of all written or oral leases, subleases, sub-subleases, licenses, concessions, occupancy agreements and any other agreements or arrangements, including any amendments, extensions, renewals, guarantees, terminations and modifications with respect thereto, for the use of real property to which the Company Group is a party or by which such real property may be bound (collectively, the “Leases,” and the real property (together with the buildings, structures, fixtures and improvements thereon) subject to any such Lease, the “Leased Real Property”). True, correct and complete copies of the Leases have been delivered or made available to Purchaser. The Company Group has good and valid title to a leasehold estate in and has possession of each Leased Real Property free and clear of all Encumbrances (except for Permitted Encumbrances). Each Lease is a legal, valid and binding agreement, except to the extent enforcement may be affected by Enforceability Exceptions. No member of the Company Group or, to the Company’s Knowledge, any Person other than the Company Group, is in breach of, or default under, in any material respect, any provisions of any Lease nor has any event occurred and no circumstances exist which, whether with or without notice or the passage of time, or both, would give rise to such a default or breach, result in a loss of any rights or result in the creation of any Encumbrance (except for Permitted Encumbrances) under such Lease.
(c)    The Company Group’s possession and quiet enjoyment of the Leased Real Property, as applicable, has not been disturbed and no party to any Lease has provided written notice to the Company Group of any dispute with respect thereto. There are no leases, subleases, sub-subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which the Company Group is a party granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of any Leased Real Property.
(d)    The Company Group has all Company Permits necessary to permit the lawful use and operation of the business as it is currently being conducted on the Leased Real Property. The Company Group is in compliance in all material respects with all Encumbrances and other matters of record affecting the Leased Real Property, and no member of the Company Group has received any written notice alleging a default in any material respect under any Encumbrance or other matter of record. No member of the Company Group has received any written notice from any Governmental Authority asserting, nor to the Company’s Knowledge does there exist, any violation of any applicable Law with respect to the Leased Real Property.
(e)    There is no tax assessment pending or, to the Company’s Knowledge, threatened in writing with respect to any portion of the Leased Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any Proceeding pending or, to the Company’s Knowledge, threatened in writing relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property. There are no condemnation, eminent domain or compulsory purchase proceedings or claims pending or, to the Company’s Knowledge, threatened in writing with respect to any portion of the Leased Real Property. There are no pending claims initiated by or on behalf of the Company Group to change or redefine the zoning or land use classification, and no member of the Company Group has received written notice of such claim and there is no proposed claim of such kind with respect to any of the Leased Real Property.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete list of all Intellectual Property Rights owned or purported to be owned by any member of the Company Group (the

“Company Owned Registered IP”), and, to the Company’s Knowledge, all other material Intellectual Property Rights included in the Company IP (which the Parties acknowledge and agree shall include any and all Intellectual Property Rights licensed to any member of the Company Group pursuant to inbound license agreements) identifying for each: (i) the current assignee, (ii) the title and (iii) with respect to Registered IP, (1) the jurisdiction of application or registration, (2) the application or registration number, and (3) the filing date. With respect to Company Owned Registered IP, the Company Group is the sole and exclusive beneficial and record owner of each such item of Registered IP, and to the Company’s Knowledge, all other Company IP is subsisting, valid and enforceable. Except as set forth in Section 3.12(a)(1) and Section 3.12(a)(2) of the Disclosure Schedule, there is no, and in the past three years there has been no, pending or threatened Proceeding in which the scope, validity, enforceability, priority, inventorship or ownership of any Company Owned Registered IP or, to the Company’s Knowledge, any other Company IP. None of the Company Owned IP, or to the Company’s Knowledge, any other Company IP, is, or has been, subject to any Order or Proceeding that adversely restricts the use, transfer, registration or licensing of any such Company IP by the Company Group, or otherwise adversely affects the validity, scope, use, registrability, patentability or enforceability of any such Company IP. The Company Owned Registered IP, and to the Company’s Knowledge, all other Company IP, has been filed, prosecuted and maintained (as applicable) in accordance with all applicable Laws, including all Laws regarding the duty to disclose and duties of candor.
(b)    Except as set forth in Section 3.12(b) and Section 3.12(f) of the Disclosure Schedule, the Company Group owns and possesses all right, title and interest in and to or have the right to use, pursuant to a valid and enforceable written agreement, all Company IP and all other Intellectual Property Rights used in their business as currently conducted and as currently contemplated to be conducted (which, for purposes of this Agreement, shall include the Exploitation of the Company Product Candidates), free and clear of all Encumbrances other than Permitted Encumbrances.
(c)    No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP, and each Company Associate who participated in the creation, invention, development or modification of any Company Owned IP, or any other Intellectual Property Rights for, or by or on behalf of, any member of the Company Group, has signed a valid, enforceable written agreement containing an assignment of all right, title and interest with respect to such Intellectual Property Rights to the Company Group and confidentiality provisions protecting such Company IP, and, to the Company’s Knowledge, there is no material breach under any such agreement (each such agreement, a “Company Associate Agreement”). To the Company’s Knowledge, no Company Associate is in breach of any of its obligations to any other Person (including any current or former employer) as a result of its compliance with the Company Associate Agreement or any of its activities in connection with any member of the Company Group.
(d)    Section 3.12(d) of the Disclosure Schedule sets forth each Contract pursuant to which the Company Group receives or has received funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution that is being or has been used to create, in whole or in part, Company Owned IP, and, to the Company’s Knowledge, any other Company IP.
(e)    The Company Group has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all material Trade Secrets included in the Company Owned IP or otherwise disclosed in confidence to the Company Group, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Company’s Knowledge, there has not been any disclosure of or access to any such Trade Secret to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f)    Except as set forth in Section 3.12(f) of the Disclosure Schedule, the Exploitation of the Company Product Candidates, together with the operation of the Company Group’s business, as currently conducted and as contemplated to be conducted, (i) does not and will not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Person’s Intellectual Property Rights (other than Patents) and to the Company’s Knowledge, any Person’s Patents. No Proceedings have been or are pending, or to the Company’s Knowledge, threatened, against the Company Group relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person.
(g)    Except as set forth in Section 3.12(g) of the Disclosure Schedule, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Owned IP or other Company IP, and no Proceeding has been asserted or threatened against a Person by the Company Group relating to any actual, alleged or suspected infringement, misappropriation or other violation of any such Company IP.
(h)    Except as set forth in Section 3.12(h) of the Disclosure Schedule, the Company IT Systems have adequate capability and capacity to enable the Company Group to conduct its business, in all material respects, in the manner currently conducted and as currently contemplated to be conducted, and there has been no failure of the Company IT Systems that has resulted in a material disruption or interruption in the operation of the Company Group’s business since January 1, 2017. Since January 1, 2017, the Company IT Systems have not had any device or feature designed to disrupt, disable or otherwise impair the functioning thereof or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or the unauthorized disablement of the Company IT Systems, or erasure of any information or data, in each case that would have a material effect on the functioning of the Company IT Systems taken as a whole. The Company Group has implemented commercially reasonable back-up, disaster recovery and business continuity plans, procedures, and facilities.
(i)    The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company IP.
Section 3.13    Contracts.
(a)    Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the following contracts to which any member of the Company Group is a party and under which the Company Group has any remaining rights or obligations (collectively, the “Company Material Contracts”):
(i)    each Contract pursuant to which any Intellectual Property Right has been licensed, granted, sold, assigned or otherwise conveyed or provided to the Company Group or pursuant to which the Company Group has otherwise received or acquired any right in any material Intellectual Property Right, including a right to receive a license or non-assert (other than Contracts for commercially available off-the-shelf software pursuant to standard terms and conditions entered into in the ordinary course of business consistent with past practice);
(ii)    each Contract pursuant to which any Person has been granted any license or non-assert under, or otherwise has received or acquired any right, option or interest in or to (including a right to use, register or enforce) any Company IP by the Company Group;

(iii)    any agreement (or group of related agreements) for the lease of personal property from or to third parties that provide for payments in excess of $[*] per year;
(iv)    any agreement (or group of related agreements) for the purchase of raw materials, inventory or finished goods or for the receipt of services under which the Company Group expects to receive or pay more than $[*] per year;
(v)    any agreement for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $[*];
(vi)    any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
(vii)    any agreement containing covenants of the Company Group not to (or otherwise restricting or limiting the ability of the Company Group to) (A) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the development, manufacture, marketing, distribution or sale of any product or product line or (B) hire or solicit employees;
(viii)    any agreement (or group of related agreements) under which the Company Group has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or otherwise placing a lien or security interest on any asset of the Company Group;
(ix)    any agreement for the disposition of assets material to the business of the Company Group;
(x)    any agreement for the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business consistent with past practice;
(xi)    any agreement providing for the indemnification by the Company Group of any person, other than customary indemnification arrangements entered into in the ordinary course of business;
(xii)    any collaboration or strategic alliance agreements, or other similar agreements, relating to technology, products or services of the Company Group;
(xiii)    any agreement pursuant to which a third party manages or provides services in connection with drug discovery efforts, clinical trials or manufacturing; and
(xiv)    any other executory agreement (or group of related agreements) (A) involving future payments of more than $[*] in any one-year period, (B) involving future payments of more than $[*] in any one-year period and that is not terminable by the Company Group upon less than [*] notice without penalty to the Company Group or (C) that is otherwise material to the operation of the business of the Company Group.
(b)    The Company has made available to Purchaser a complete and accurate copy of each Company Material Contract. Each Company Material Contract is a legal, valid and binding agreement of the Company Group, subject to the Enforceability Exceptions, and is in full force and effect with respect to the Company Group. No member of the Company Group is in material violation of or in material default under any Company Material Contract, nor, to the Company’s Knowledge, has any event or circumstance occurred that with notice or lapse of time or both would constitute a violation or default under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No member of the Company Group has received any written notice of a counterparty’s intent to terminate any of the Company Material Contracts.
(c)    With regard to any Company Material Contract pursuant to which work is performed under a work order or other similar ancillary document, (i) no member of the Company Group has ever entered into any work order or other similar ancillary document pursuant to which any product was sold or delivered or any service performed for any Person other than the Company Group, and (ii) all products sold or delivered and services performed under such Company Material Contracts have been sold, delivered or performed, as the case may be, pursuant to a work order or other similar ancillary document to which any member of the Company Group is a party.
Section 3.14    Legal Proceedings. Except as set forth on Section 3.14 of the Disclosure Schedule, there is no claim, action, suit, arbitration, investigation, audit or other proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company Group. There are no Orders outstanding, or to the Company’s Knowledge, threatened in writing against the Company Group. There is no claim, action, suit, arbitration, investigation, audit or other proceeding pending by the Company Group, or, as of the date hereof, which the Company Group intends to initiate against any other Person.
Section 3.15    Environmental Matters.
(a)    The Company Group is, and since January 1, 2017 has been, in compliance in all material respects with Environmental Laws, which compliance includes, but is not limited to, the possession by the Company Group of all Company Permits required under all Environmental Laws, and compliance in all material respects with the terms and conditions thereof. No member of the Company Group, since January 1, 2017, has received any written communication, whether from a Governmental Authority, citizens group or employee, that alleges that the Company Group is not in such compliance, and to the Company’s Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.
(b)    There is no Environmental Claim pending or to the Company’s Knowledge, threatened against the Company Group or against any Person whose liability for any Environmental Claim the Company Group has retained or assumed either contractually or by operation of Law.
(c)    There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Company Group or against any person or entity whose liability for any Environmental Claim the Company Group has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or liabilities under Environmental Law.
(d)    The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits and other information that is in the possession of or reasonably available to the Company Group regarding environmental matters pertaining to the compliance (or noncompliance) by the Company Group with any Environmental Laws.

(e)    The Company Group is not required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
Section 3.16    Labor Matters.
(a)    Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all employees of the Company Group, stating such employee’s (i) name, (ii) job title, (iii) employing entity, (iv) salary, bonus and target incentive compensation, if applicable, or other rate of pay, (v) full-time or part-time status, (vi) exempt or non-exempt status and (vii) active or leave status (and, if on leave, the nature of the leave and the expected return date).
(b)    No member of the Company Group is party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council; no employees of the Company Group are represented by any labor union, labor organization or other employee representative body with respect to their employment with the Company Group; no labor union, labor organization or group of employees of the Company Group has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board; and, to the Company’s Knowledge, there have been no labor union organizing activities with respect to any employees of the Company Group.
(c)    The Company Group is in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all applicable laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave and unemployment insurance.
(d)    Except as set forth on Section 3.16(d) of the Disclosure Schedule, to the Company’s Knowledge, no member of the Company Group has received during the three-year period preceding the Closing (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of the Company Group, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)    To the Company’s Knowledge, no employee of the Company Group is in violation in any respect of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company Group or (B) to the knowledge or use of trade secrets or proprietary information.
(f)    With respect to each former and current employee of the Company Group, an authorized representative of the Company Group, respectively, has during the three-year period preceding the Closing, in compliance with applicable Law, (i) reviewed the original documents relating to the identity, employment eligibility and authorization of such employee to be employed in the United States and such documents appears, to such authorized representative of the Company Group, to be genuine on their face; and (ii) properly completed a Form I-9 and updated such Form I-9 as required by applicable Law. No member of the Company Group has received any “no-match” letters from the Social Security Administration with respect to any current or former employees. Each employee of the Company Group, respectively, is authorized to work in his or her current position.
(g)    No member of the Company Group is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(h)    No member of the Company Group has been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(i)    To the Company’s Knowledge, in the past twelve (12) months, no current employee of the Company Group who is at the level of Vice President or above has expressed any plans to terminate his or her employment.
(j)    No member of the Company Group is a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company that involves allegations relating to sexual harassment by either (i) an officer of the Company Group or (ii) an employee of the Company Group at the level of Vice President or above. To the Company’s Knowledge, in the last five years, no allegations of sexual harassment have been made against (i) any officer of the Company Group relating to their employment with the Company Group or (ii) an employee of the Company Group at a level of Vice President or above relating to their employment with the Company Group.
(k)    The Company Group is in material compliance with all applicable workers’ compensation insurance laws.
(l)    All individuals who are performing, and for the three-year period preceding Closing have performed, services for the Company Group while classified as independent contractors have been properly so classified for all purposes. For the three-year period preceding the Closing, all employees of the Company Group classified as “exempt” under the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws have been, properly classified as “exempt.”
Section 3.17    Compliance with Laws. The Company Group is in material compliance with, is not in material violation of, and, since January 1, 2017, has not received any written notice alleging any material violation with respect to, any Laws with respect to the conduct of the business of the Company Group.

Section 3.18    Government Authorizations. The Company Group has all Permits material to the conduct of the business of the Company Group as currently conducted (the “Company Permits”), all of which are in full force and effect. The Company Group is in material compliance with the terms of the Company Permits, and, to the Company’s Knowledge, no event has occurred which allows, or as a result of which after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Company Permit.
Section 3.19    Insurance. Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all insurance maintained by or on behalf of the Company Group (the “Insurance Policies”). Such Insurance Policies are in full force and effect with respect to the Company Group. The Company Group has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has provided written notice to the Company Group that it has canceled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy.
Section 3.20    Regulatory Compliance.
(a)    The Company Product Candidates are being and, since January 1, 2017, have been developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, and the Company Group is and, since January 1, 2017, has been in compliance in all material respects with all applicable Laws governing the business of the Company Group and Company Product Candidates, as such Laws pertain to the business of the Company Group and Company Product Candidates, including but not limited to (i) the U.S. Federal Food, Drug and Cosmetic Act and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, investigational use, and applications to market a new pharmaceutical or biologic product (the “FDC Act”), (ii) the exclusion laws (42 U.S.C. § 1320a-7), and the regulations promulgated pursuant to such statutes; and (iii) all applicable comparable state, federal, non-U.S. or other Laws relating to any of the foregoing (the Laws referred to in (i) through (iii) collectively, “Health Care Laws”). No member of the Company Group has received written notice of any pending or threatened Proceeding, and, to the Company’s Knowledge, there is not pending any allegation that any operation or activity of Company Group relating to the business of the Company Group or any Company Product Candidates is in violation of any Health Care Laws.
(b)    The Company has made available to Purchaser and Merger Sub in an accurate and complete manner material preclinical data in the possession of the Company Group regarding the Company Product Candidates. The Company has delivered to Purchaser and Merger Sub accurate and complete copies of (i) each material report and filing submitted by the Company Group to the FDA or any similar federal, state or other Governmental Authority, including all related supplements, amendments, and annual reports; (ii) all internal, third party, FDA and other Governmental Authority audits related to compliance with applicable Health Care Laws by the Company Group; and (iii) all correspondence and minutes of meetings or memoranda of meetings or regulatory contacts with a Governmental Authority, in the case of subsection (i), (ii) and (iii) that concerns any Company Product Candidates or the business of the Company Group.
(c)    All preclinical studies and any other studies and tests conducted by or, to the Company’s Knowledge, on behalf of the Company Group with respect to any Company Product Candidates have been, and if still pending are being, conducted in material compliance with all applicable research protocols, Good Laboratory Practices and all applicable Laws, including the FDC Act and other Health Care Laws. No ongoing preclinical or proposed clinical trial conducted by or on behalf of the Company Group with respect to any Company Product Candidates has been terminated, materially delayed or suspended prior to completion.
(d)    Neither the Company Group, nor to the Company’s Knowledge, any officer, employee or agent thereof has committed or failed to commit any act, made any material misstatement, or failed to make any required statement to the FDA or any other Governmental Authority with respect to any Company Product Candidate. Neither the Company Group, nor any officer, employee or agent thereof has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar Law, (ii) disqualification under 21 C.F.R. Section 312.70, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.
(e)    The Company Group has not submitted nor, to the Company’s Knowledge, caused to be submitted any claim for payment to any U.S. federal or state government healthcare program related to any Company Product Candidates.
(f)    To the Company’s Knowledge, all manufacturing operations conducted for the benefit of the Company Group or in connection with any Company Product Candidates have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current Good Manufacturing Practices regulations, and the respective counterparts thereof promulgated by Governmental Authorities. Neither the Company Group nor, to the Company’s Knowledge, any Person acting on its behalf has, with respect to any Company Product Candidate, been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition or received any Form FDA-483, or other notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements from a Governmental Authority to make any change to any Company Product Candidate or any of the Company Group’s processes or procedures relating to the manufacture of any Company Product Candidate, or any similar correspondence or notice from the FDA or any other Governmental Authority in respect of the business of the Company Group alleging or asserting noncompliance with any applicable Law or Company Permit.
(g)    The Company Group is not party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority.
(h)    The Company does not collect, process or store patient health information or Protected Health Information (as defined at 45 C.F.R. § 160.103) anywhere in the world, and the Company is not subject to Data Protection Laws in any jurisdiction outside the United States.
Section 3.21    Employee Benefits.
(a)    Section 3.21(a) of the Disclosure Schedule lists each material Benefit Plan. Each Benefit Plan has been maintained and administered in accordance with its terms and in compliance with all applicable Laws, except to the extent any non-compliance would not result in a Material Adverse Effect. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and, to the Company’s Knowledge, no event or omission has occurred that would reasonably be expected to result in the revocation of any such determination. No litigation or other Proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, overtly threatened with respect to any Benefit Plan.
(b)    No Benefit Plan is a (i) “multiemployer plan,” as defined in Section 3(37) of ERISA, that is subject to ERISA, or (ii) a “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code and the Company has not incurred and does not reasonably expect to incur any liability with respect to any such plans.
(c)    No Benefit Plan provides for post-termination or retiree medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation Laws) to any current or future retiree or former employee.
(d)    Except as provided in Section 2.2, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company.
Section 3.22    Unlawful Payments.
(a)    No member of the Company Group or, to the Company’s Knowledge, any member of the board of directors (or equivalent), officer (or equivalent), agent, employee or other person acting on behalf of or in the name of any member of the Company Group with authority to do so has: (i) offered or used any corporate funds, directly or indirectly, for any unlawful contribution, gift, entertainment or other unlawful expense; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Anti-Bribery Act of 2010 or any similar Laws including those concerning unlawful payments or gifts in any jurisdiction (collectively, “Anti-Bribery Laws”); (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any third party, including any U.S. or non-U.S. government official or employee of any Governmental Authority; (v) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; (vi) breached or waived any applicable U.S. or non-U.S., federal or state Law regarding business conduct; or (vii) failed to conduct the business of the Company Group at all times in compliance with applicable financial recordkeeping and reporting requirements of applicable Anti-Bribery Laws. The Company Group has instituted and maintained policies and procedures reasonably designed to promote, and which are reasonably expected to continue to promote, continued compliance with Anti-Bribery Laws.
(b)    No member of the Company Group nor, to the Company’s Knowledge, any member of the board of directors (or equivalent), officer (or equivalent), agent, employee or other person acting on behalf of or in the name of the such company: (i) has been or is designated on any list of any U.S. Governmental Authority, including the U.S. Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the

Commerce Entity List, and the U.S. Department of State (“State Department”) Debarred List, (ii) has participated in any unlawful transaction involving such designated person or entity, or any country that would cause a violation of U.S. sanctions administered by OFAC, (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, Commerce or State Department, (iv) has to the Company’s Knowledge, participated in any export, re-export or transaction prohibited by U.S. export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation.
Section 3.23    Affiliate Transactions. As of the Closing, except as otherwise set forth in this Agreement, the ancillary agreements hereto or other than in his or her capacity as a stockholder, director, officer or employee of the Company Group, no Affiliate of the Company Group (a) owns any property or right, tangible or intangible, which is used in the business of the Company Group, (b) has any claim or cause of action against the Company Group, (c) owes any money to, or is owed any money by, the Company Group or (d) is involved in any material business arrangement or relationship or is party to any material Contract with the Company Group.
Section 3.24    Effect of Transaction. As of the date of this Agreement, no Person having a business relationship with the Company Group has informed the Company Group in writing that such Person intends to change such relationship because (in part or in whole) of the consummation of the Transactions.
Section 3.25    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions.
Section 3.26    No Dividends Declared. No dividends have been declared or paid in respect of either the Series A Shares or the Series B Shares since their respective issue.
Section 3.27    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV (including the Schedules and Exhibits to this Agreement), the Company acknowledges that neither Purchaser nor Merger Sub, nor any of their respective Affiliates, nor any other Person, made or shall be deemed to have made any representation or warranty to the Company, express or implied, at Law or in equity, on behalf of Purchaser or Merger Sub. Any claims the Company may have for breach of representation or warranty shall be based solely on the representations and warranties of Purchaser and Merger Sub expressly set forth in this Agreement, the ancillary agreements hereto and the certificates and other documents delivered pursuant hereto and thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Purchaser and Merger Sub hereby, jointly and severally, make the representations and warranties to the Company on the date hereof and as of the Closing Date that are set forth in this Article IV.
Section 4.1    Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its respective businesses or the nature or location of its respective assets requires such qualification and where the failure to so qualify would have a Purchaser Material Adverse Effect.
Section 4.2    Authority; Required Filings and Consents; No Conflict.
(a)    Each of Purchaser and Merger Sub has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by such Party in connection with the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Transactions have been duly and validly approved by the board of directors of Purchaser and the board of directors of Merger Sub. Purchaser has approved, effective upon the execution of this Agreement, in the Merger Sub Stockholder Consent, the execution by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation by Merger Sub of the Transactions. No other Proceedings or approvals are necessary on the part of Purchaser or Merger Sub to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser or Merger Sub and the consummation by Purchaser or Merger Sub of the Transactions.
(b)    No material consents or approvals of, waivers from or filings or registrations with, any Governmental Authority are required to be made or obtained at or prior to the Closing by Purchaser or Merger Sub in connection with the execution, delivery or performance by the Company of this Agreement or the ancillary agreements hereto or to consummate the transactions contemplated hereby or thereby, except for as required under the HSR Act.
(c)    Subject to the making of the filings and registrations and receipt of the consents, approvals and waivers referred to in Section 4.2(b) and the expiration of related waiting periods, except as may result from any facts or circumstances relating to the identity or regulatory status of the Company or its Affiliates, the execution, delivery and performance of this Agreement or the ancillary agreements hereto by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any (A) applicable material Law, (B) applicable material Order or (C) applicable material Permits, or (ii) constitute a breach or violation of, or a default under, the Governing Documents of Purchaser or Merger Sub.
Section 4.3    Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and Merger Sub and constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Purchaser and Merger Sub will be duly executed and delivered by duly authorized officers of Purchaser and Merger Sub and will constitute valid and binding obligations of Purchaser and Merger Sub, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.
Section 4.4    Legal Proceedings. There is no Proceeding pending against either Purchaser or Merger Sub and, to the knowledge of Purchaser, no such Proceeding has been threatened against Purchaser or Merger Sub, and each of Purchaser and Merger Sub is not subject to any Order that, individually or in the aggregate, would have a Purchaser Material Adverse Effect.
Section 4.5    Financial Capability. Purchaser has available sufficient cash or other sources of immediately available funds to pay all amounts payable pursuant to Article II, and Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the Merger.

Section 4.6    Acquisition of Transferred Interests for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Merger. Each of Purchaser and Merger Sub confirms that the Company has made available to each of Purchaser and Merger Sub and their agents the opportunity to ask questions of the officers and management employees of the Company as well as access to the documents, information and records of the Company Group and to acquire additional information about the business and financial condition of the Company Group. Purchaser is acquiring, upon the Effective Time in connection with the cancellation of the Shares, the securities of the Surviving Corporation for its own account with the present intention of holding such securities for investment and not with a view toward, or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Each of Purchaser and Merger Sub acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
Section 4.7    Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Purchaser and such capital stock shall be as of the Closing free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws). Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
Section 4.8    No Other Representations and Warranties. Except for the representations and warranties contained in Article III (including the Schedules and Exhibits to this Agreement), Purchaser and Merger Sub acknowledge that neither the Company nor CytoSolv, nor any other Person, made or shall be deemed to have made any representation or warranty to Purchaser or Merger Sub, express or implied, at Law or in equity, on behalf of the Company or CytoSolv. Any claims Purchaser or Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in this Agreement, the ancillary agreements hereto and the certificates and other documents delivered pursuant hereto and thereto.
ARTICLE V
COVENANTS
Section 5.1    Reasonable Access. During the period between the date hereof and the earlier to occur of Closing or the valid termination of this Agreement pursuant to Article IX (the “Pre-Closing Period”), the Company will give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants, lenders and potential insurance providers reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies and records of or with respect to any member of Company Group and will furnish to Purchaser and such Persons as Purchaser will designate to the Company such information as Purchaser or such Persons may at any time and from time to time reasonably request; provided, however, that (a) the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any contractual obligation of any member of the Company Group with respect to confidentiality or non-disclosure (including disclosure of trade secrets or other Intellectual Property Rights in violation of such contractual obligations); (ii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; or (iii) result in disclosure of information that the Company is required by Law to keep confidential; and (b) the Company shall use commercially reasonable efforts to provide Purchaser the access, documents or information sought in a manner that does not violate applicable Law or jeopardize such attorney-client or other privilege or confidentiality. In no event shall Purchaser nor any Persons acting on its behalf communicate with any employee, customer or service provider of any member of the Company Group without the prior written consent of the Company (electronic mail being sufficient); provided, however, that Purchaser shall not be prohibited from contacting suppliers, distributors or other material business relations of any member of the Company Group in the ordinary course of business and not related to the Transactions.
Section 5.2    Third Party Consents. During the Pre-Closing Period, the Company will use its commercially reasonable efforts, and Purchaser will cooperate with the Company, to obtain the third party consents to the consummation of the Transactions under or with respect to the contracts, agreements, leases, Permits and other instruments enumerated in Schedule 5.2 (“Material Consents”), provided, however, that the Company will not be required to make, or obligate itself to make, any payment to any third party in order to obtain any Material Consent except as required by the terms of such contracts, agreements, leases, Permits or other instruments enumerated in Schedule 5.2.
Section 5.3    Operation of the Business. From the date of this Agreement to the earlier of the Closing or the date this Agreement is terminated pursuant to Article IX, the Company Group shall, except as expressly required by the terms of this Agreement or the ancillary agreements hereto or with the prior written consent of Purchaser (including via email only if from an Authorized Purchaser Consent Provider), conduct the business of the Company Group in the ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact the respective current business organizations of the Company Group, (ii) keep the respective physical assets of the Company Group used in the business of the Company Group in good working condition, (iii) preserve, maintain the value of, renew, extend, protect the confidential nature of and legal protections applicable to and keep in full force and effect all Intellectual Property Rights, including filing and prosecuting applications for registration of Intellectual Property Rights, (iv) notify and consult with Purchaser promptly with respect to the Company Group or the business of the Company Group: (A) after receipt of any communication from any Governmental Authority and before giving any submission to a Governmental Authority; (B) before participating in any meeting or material discussion with any Governmental Authority regarding the business of the Company Group or any Company Product Candidate; and (C) prior to making any material change to the development timeline for any Company Product Candidate, (v) maintain good working relationships with Persons having a material business relationship with the Company Group, and (vi) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect as of the date hereof to the extent applicable to the Company Group or the business of the Company Group.
Section 5.4    Actions Outside the Ordinary Course. Without limiting the generality of Section 5.3, except as expressly required by the terms of this Agreement, with the prior written consent of Purchaser (including via email only if from an Authorized Purchaser Consent Provider) or as set forth on Section 5.4 of the Disclosure Schedule, during the Pre-Closing Period, the Company Group shall not:
(a)    amend its Governing Documents or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, amalgamation, reclassification or like change in capitalization, or other reorganization;
(b)    split, combine, reduce, subdivide or reclassify any of its capital stock;

(c)    issue, deliver, grant, sell, pledge, dispose of or encumber or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in any member of the Company Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or any right to receive an amount that is based off of, or related to, the value of any of the foregoing or the value of a member of the Company Group; provided, however, the Company shall be permitted to issue shares of its Common Stock upon the exercise of Options that are outstanding as of the date hereof; provided that the Company shall update the Allocation Schedule accordingly.
(d)    acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than allowing a Patent to expire at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property;
(e)    disclose or agree to disclose to any Person, other than representatives of Purchaser or in accordance with an existing Contract, any material Trade Secret;
(f)    except as required by applicable Law, as required by any Benefit Plan of the Company Group as in effect on the date of this Agreement: (i) grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits, including severance compensation and benefits, of any current or former director, officer, employee, independent contractor or consultant of any of the Company Group, or provide a loan to such individual; (ii) establish, adopt, enter into, materially amend or terminate any Benefit Plan (or any arrangement which if in existence as of the date of this Agreement would constitute a Benefit Plan); (iii) take any action to fund or secure the payment of any amounts under any Benefit Plan; (iv) except as provided in Section 2.2, accelerate the vesting of any equity or equity-based compensation; or (v) change any assumptions used to calculate funding or contribution obligations of the Company Group with respect to any Benefit Plan;
(g)    hire, engage the services of or terminate any director, officer, employee, independent contractor or consultant, other than hiring or engaging employees, independent contractors or consultants in the ordinary course of business consistent with past practice and where the annualized base salary of such individual is less than $[*];
(h)    make any changes to accounting policies or practices, except as required by GAAP or applicable Law;
(i)    directly or indirectly purchase, redeem or otherwise acquire any shares or other equity interests in its capital or any rights, warrants or options to acquire any such shares or other equity interests in its capital other than pursuant to the Equity Incentive Plan;
(j)    acquire any ownership interest in any real property or enter into any lease, sublease, license or other agreement relating to real property;
(k)    subject to any Encumbrance, other than Permitted Encumbrances or any of the Leased Real Property, abandon, sell, transfer, lease, assign or otherwise dispose of any of the Leased Real Property or materially amend or modify or terminate any Lease;

(l)    incur, assume or guaranty any Indebtedness for borrowed money;
(m)    declare, set aside or pay any dividend on or other distribution in respect of, any equity interests of the Company;
(n)    enter into, materially modify or amend or terminate any Company Material Contract;
(o)    change any method or timing of payments of accounts payable or collection of accounts receivable, other than changes required as a result in changes in GAAP or applicable Law;
(p)    make any capital expenditures other than capital expenditures approved by the Company Board prior to the date hereof as set forth on Section 5.4(p) of the Disclosure Schedule;
(q)    cancel, terminate, allow to lapse or amend in any material respect any insurance policy in effect as of the date hereof, other than the termination, renewal or replacement of any such policy in the ordinary course of business on comparable terms as in effect on the date hereof;
(r)    waive any restrictive covenant obligations of any employee or consultant of the Company Group;
(s)    unless required by Law, (i) modify, extend or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or other employee representative body, or (ii) recognize or certify any labor union, labor organization or group of employees of the Company as the bargaining representative for any employees of the Company;
(t)    adopt or change any Tax accounting methods;
(u)    make, revoke or amend any election related to Taxes;
(v)    enter into any closing or similar agreement with respect to Taxes;
(w)    settle or compromise any Tax claim or liability of any member of the Company Group, or enter into any Tax allocation, indemnity or sharing agreement;
(x)    make, compromise or surrender any right to claim a material Tax refund, consent to any waiver or extension of the statute of limitations applicable to any Taxes or any Tax Return (other than an extension obtained in the ordinary course of business in connection with filing Tax Returns);
(y)    file any amended Tax Returns;
(z)    take, cause or otherwise permit any other Person to take or cause any action outside of the ordinary course of business which could (A) materially increase Purchaser’s or any of its Affiliates’ (which following the Closing shall include the members of the Company Group) liability for Taxes or (B) result in, or change the character of, any material income or gain that Purchaser or any of its Affiliates (which following the Closing shall include the members of the Company Group) must report on any Tax Return;
(aa)    settle, waive or compromise, or agree to settle, waive or compromise, any Proceeding or commence any Proceeding that is material to the Company;

(bb)    take any action or fail to take any action that could reasonably be expected to result, directly or indirectly, in the inability to obtain Patent protection or in the invalidation or unenforceability of any Intellectual Property Rights;
(cc)    issue or release any press releases or publications or make other public announcements material to the business of the Company Group, Company IP or any Company Product Candidate; or
(dd)    agree to take any of the foregoing actions.
Section 5.5    Exclusivity. Upon receipt of the Company Stockholder Consent, during the remainder of the Pre-Closing Period, the Company shall cease any and all existing activities, discussions and negotiations with, and will not directly or indirectly solicit, initiate, consider, encourage, accept or engage in discussions with, or entertain, proposals or offers from, or enter into any legally binding written agreement with, or furnish any information with respect to the foregoing to, any Person (other than Purchaser, Merger Sub and their respective Affiliates and agents) concerning any Acquisition Proposal. During the Pre-Closing Period, the Company shall terminate access to the Data Room to all third parties other than Purchaser and its Representatives. The Company agrees to promptly notify Purchaser in the event Company or its Affiliates receives, during the Pre-Closing Period, any Acquisition Proposal.
Section 5.6    Disclosure Schedule.
(a)    All representations and warranties of the Company in this Agreement or any other Transaction Document are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedule,” as it may be modified from time to time pursuant to Section 5.6(b). A disclosure made by the Company in any Section of the Disclosure Schedule (or subparts thereof) that reasonably informs Purchaser of information with respect to another Section of this Agreement, any other Transaction Document or the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder will be deemed, for all purposes of this Agreement and the other Transaction Documents, to have been made with respect to all such other Sections of this Agreement, the other Transaction Documents and the Disclosure Schedule (or subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any member of the Company Group. To the extent that any representation or warranty is limited by its terms to a specific date or range of dates, such representation and warranty shall be deemed to have been made only on such date or during the range of dates so specified.
(b)    From time to time between the date hereof and the Closing Date, the Company, in its sole discretion, may supplement or amend the Disclosure Schedule and deliver such supplemented or amended Disclosure Schedule to Purchaser solely with respect to any fact, occurrence, event, effect, change, circumstance or development, which comes into existence, occurs or becomes known after the date hereof, or which, if existing, occurring or known on the date of this Agreement would have been required to been set forth on the Disclosure Schedule. No such supplement or amendment to the Disclosure Schedule pursuant to Section 5.6(a) shall be deemed to have modified the representations, warranties or covenants of the Company herein for purposes of determining whether the conditions set forth in Section 6.2(a) have been satisfied, or shall affect whether a breach of such representations, warranties or covenants has occurred for purposes of determining Purchaser’s rights under Article IX or Article X with respect thereto; provided however, that, the Company shall be permitted to provide an updated version of Section 3.4(a), Section 3.4(d)(i) and Section 3.4(d)(ii) of the Disclosure Schedule (solely with respect to the outstanding Shares and Options and the ownership thereof) to Purchaser one (1) Business Day prior to the Closing Date, which such update shall be deemed to modify Section 3.4(a), Section 3.4(d)(i) and Section 3.4(d)(ii) of the Disclosure Schedule provided as of the date hereof.
Section 5.7    Confidentiality Agreement. That certain Confidentiality Agreement, dated May 6, 2019, between Purchaser and the Company (the “Confidentiality Agreement”) is hereby incorporated into this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding the terms thereof. The provisions of this Section 5.7 will terminate upon the Closing.
Section 5.8    Transfer of Permits. If any Permit of a member of the Company Group must be reissued to any Person on account of the Transactions in order to operate the applicable member of the Company Group’s business following the Closing, then each of the Company, Purchaser and Merger Sub will use its commercially reasonable efforts to obtain such Permit; provided, however, that no member of the Company Group will be required to make any payment prior to the Closing to any third party with respect to the Company’s, Purchaser’s or Merger Sub’s efforts to obtain any Permit unless Purchaser agrees to pay or reimburse the Company prior to the Closing for any such payment.
Section 5.9    Officers’ and Directors’ Liability; Release.
(a)    From the Effective Time through the sixth (6th) anniversary of the Closing Date, Purchaser will cause the Surviving Corporation (and any successor in interest) to maintain on terms no less favorable in the aggregate than the current terms, and to honor in accordance with such terms, the provisions of the Governing Documents of the Company and any agreements between the Company and each individual who, at or prior to the Closing Date, was entitled to indemnification pursuant to the Governing Documents or any indemnification agreements between such Person and the Company (each, a “Covered Person”) (including provisions relating to contributions and advancement of expenses, in each case, to the extent so provided), and the provisions with respect to indemnification and limitations on liability set forth in such Governing Documents or indemnification agreements shall not be amended, repealed or otherwise modified during such period. For the avoidance of doubt, it being the intent of the Parties that the Covered Persons will continue to be entitled to such exculpation, indemnification, and advancement of expense to the fullest extent of the Law, the Governing Documents and any such indemnification agreements.
(b)    At the Closing, Purchaser shall cause the Surviving Corporation (and any successor in interest) to purchase, and the Surviving Corporation immediately following the Closing shall purchase and maintain in effect for a period of six (6) years thereafter, a tail policy to the current officers’ and directors’ liability insurance maintained by or on behalf of the Company, on terms no less favorable in terms of coverage and amount in the aggregate than the officers’ and directors’ liability insurance currently maintained in effect by the Company; provided, however, that in no event shall the cost of the entire tail policy be in excess of [*]% of the annual premium currently paid by or on behalf of the Company for its existing policy of officers’ and directors’ liability insurance as in effect on the date hereof.

(c)    The provisions of this Section 5.9 (i) are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification or any other benefits under this Section 5.9, and each such Person’s heirs, legatees, representatives, successors, and assigns (and the Parties expressly agree that such Persons will be third party beneficiaries of this Section 5.9), (ii) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of the Company, Purchaser or the Surviving Corporation and continue in full force and effect and binding against the survivor of any such transaction or successor to any of the Company, Purchaser or the Surviving Corporation, and (iii) are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.
Section 5.10    Labor Matters.
(a)    Prior to the Effective Time, the Company shall use reasonable commercial efforts to obtain a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) with respect to the Company of his or her right to any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code if such payments are not approved by the Company’s stockholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) and any regulations (including proposed regulations) thereunder. After obtaining such written waivers and prior to the Closing Date, the Company shall solicit stockholder approval of any and all such waived payments or benefits in a manner that intended to satisfy the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations thereunder, including the provision of adequate disclosure to all applicable stockholders of all material facts concerning all payments that, in the absence of such stockholder approval, could be classified as “parachute payments” to a “disqualified individual” under Section 280G of the Code. The form of waiver, solicitation of approval, and disclosure materials shall be subject to the prior review and reasonable approval of Purchaser, which shall be afforded a reasonable opportunity to review such documents before the waivers and approval are sought. As soon as practicable (but not more than ten (10) calendar days) following the date of this Agreement, the Company shall deliver to Purchaser a report that sets forth the Company’s good faith estimate, as of the date of such report, of the amounts described in this Section 5.10(a) (including reasonable documentation).
(b)    If requested by Purchaser at least two (2) Business Days prior to the Closing Date, the Company shall take all actions necessary to terminate the Company’s tax-qualified defined contribution retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the Company 401(k) Plan is terminated, Purchaser shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Purchaser or one of its Subsidiaries (the “Purchaser 401(k) Plan”) that will cover Company Employees effective as of the Closing Date. In connection with the termination of the Company 401(k) Plan, Purchaser shall cause the Purchaser 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance of each Company Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.
(c)    For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time, Purchaser agrees to cause the Surviving Corporation to maintain the compensation levels (other than equity incentives), including base salary and annual cash incentive opportunities, of employees of the Company Group who remain employed after the Effective Time (the “Continuing Employees”) at levels which are, in the aggregate, comparable to those in effect for the Continuing Employees immediately prior to the Effective Time. Purchaser will treat, and cause the applicable benefit plans to treat, the service of the Continuing Employees with the applicable member of the Company Group attributable to any period before the Effective Time as service rendered to Purchaser or any Subsidiary of the Purchaser for purposes of eligibility and vesting under Purchaser’s vacation program, health or welfare plan(s) maintained by Purchaser, and Purchaser’s defined contribution plans, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Continuing Employee participates in any health or other group welfare benefit plan of Purchaser following the Effective Time, (A) Purchaser shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Purchaser to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Continuing Employee participated immediately prior to the Effective Time, and (B) any deductibles paid by Continuing Employee under the Company Group’s health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of Purchaser or any Subsidiary of Purchaser in which the Continuing Employee commences participation in such plan year.
(d)    Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Purchaser or any Subsidiary or Affiliate of Purchaser, or shall interfere with or restrict in any way the rights of Purchaser, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.10 shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plan or Purchaser employee benefit plan, or (ii) create any third party rights in any current or former employee, director or other service provider of Purchaser, the Company or any of their respective affiliates (or any beneficiaries or dependents thereof).
(e)    Neither Purchaser nor the Surviving Corporation following the Effective Time shall, at any time prior to 90 days after the Effective Time, take any action that would result in a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Surviving Corporation without complying fully with the requirements of WARN or such applicable state Law.
Section 5.11    Independent Investigation. Each of Purchaser and Merger Sub acknowledges and covenants and agrees: (a) that it and its representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of each member of the Company Group and the business, assets, liabilities, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of each member of the Company Group, including Purchaser’s own estimate of the value of the business of the Company; (b) that it has had the opportunity to visit with the Company and meet with its representatives and Affiliates to discuss the business and the assets, liabilities, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of each member of the Company Group; and (c) that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company) as Purchaser or Merger Sub deems adequate, including that described above. In connection with such investigation, each of Purchaser, Merger Sub and their respective representatives and Affiliates have received from or on behalf of the Company Group certain estimates, budgets, forecasts, plans, projections and statements (“Forward-Looking Statements”), and each of Purchaser and Merger Sub acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements; (ii) that the Company makes no representations or warranties with respect to such Forward-Looking Statements except as set forth in Article III; and (iii) it is familiar with such uncertainties and it is making its own evaluation of the adequacy and accuracy of all

Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying any Forward-Looking Statements where such assumptions are explicitly disclosed). Each of Purchaser and Merger Sub acknowledges and agrees that any documents that are or were available for its review in connection with its due diligence investigation will be deemed to have been made available to, and received by, Purchaser and Merger Sub for all purposes if such documents were posted and made available to Purchaser and Merger Sub in the Data Room by 5:00 p.m. Eastern Time on the date that is one (1) calendar day prior to the date of this Agreement.
Section 5.12    Governmental Consents.
(a)    Each of the Company, Purchaser and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or appropriate for the purpose of consummating and effectuating the Transactions as promptly as practicable. In furtherance of the foregoing, each Party (other than the Representative) agrees to use reasonable best efforts to: (i) promptly (and in no event later than the date that is ten Business Days after the date hereof) make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR Act; (ii) provide all information requested by any Governmental Authority in connection with the Transactions; and (iii) take, and cause its Subsidiaries and Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority in connection with the Transactions. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Agreement shall require Purchaser or its Affiliates to sell, divest, license, dispose or hold separate any assets, business or voting securities (or proffering or agreeing to take such actions), or take any other action that limits the freedom of action with respect to or otherwise impairs its business activities in order to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority in connection with the Transactions.
(b)    Each Party warrants that all filings made by it pursuant to the HSR Act will be, as of the date filed, complete and accurate and in accordance with the requirements of the HSR Act and any other applicable Antitrust Laws. Each of Company, Purchaser and Merger Sub agrees to make available to the other Party’s counsel such information as each of them may reasonably request, and as may be appropriate under the HSR Act and any other applicable Antitrust Laws, so as to enable each Party to submit their required filings. [*]
(c)    Without limiting the generality of anything contained elsewhere in this Section 5.12, subject to applicable Law, each Party hereto shall: (i) give the other Parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Transactions; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Proceeding; and (iii) promptly inform the other Parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority, or other Governmental Authority regarding the Transactions. Each Party hereto will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Proceeding. In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each Party hereto will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Proceeding. The Parties may, as they deem advisable and necessary, designate any competitively sensitive information provided to the other under this Section 5.12 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by outside counsel to any employees, officers, or directors of the recipient without the advance written consent of the disclosing Party.
(d)    In the event that any litigation or other administrative or judicial action or Proceeding is commenced challenging the Transactions and such litigation, action or Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Transactions, Purchaser and Merger Sub shall take any and all action to resolve any such litigation, action or Proceeding and each of the Company, Purchaser and Merger Sub shall cooperate with each other and use its respective best efforts to contest any such litigation, action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, in each case subject to the last sentence of Section 5.12(a).
Section 5.13    Required Approval.
(a)    The Company shall take all action necessary in accordance with applicable Law and its organizational documents to seek and obtain the Company Stockholder Consent within 24 hours after the execution and delivery of this Agreement. Promptly following the receipt of the Company Stockholder Consent, the Company shall provide copies thereof to Purchaser.
(b)    Promptly, and in no event later than the date that is five (5) Business Days after the date of this Agreement, the Company shall deliver to each Stockholder a notice (the “Stockholder Notice”) to the extent required by, and in accordance with, the DGCL, which Stockholder Notice shall provide notice of the Company Stockholder Consent and include therewith a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the 20 calendar day period during which a holder of Shares may demand appraisal of such Shares as contemplated by Section 262(d)(2) of the DGCL. All materials mailed to the holders of the Shares pursuant to this Section 5.13(b) shall be subject to Purchaser’s prior review and approval, such approval not to be unreasonably withheld.
(c)    The Company shall use its commercial reasonable efforts to deliver to Purchaser, at least three (3) Business Days prior to the Closing Date, additional consents, substantially in the form of the Company Stockholder Consent, signed by additional Stockholders such that Stockholders holding not less than 90% of the issued and outstanding Shares of the Company (voting together as a single class and on an as-converted to Common Shares basis), inclusive of the Shares delivered pursuant to the Company Stockholder Consent (the “Closing Threshold”), irrevocably approving the Transactions, including the Merger, and adopting this Agreement and waiving any applicable notice provisions or appraisal rights in accordance with the DGCL, the Governing Documents and the Stockholders Agreements (the “Consent Agreements”).
(d)    If the Company has not delivered duly executed consents of Stockholders constituting the Closing Threshold to Purchaser at least three (3) Business Days prior to the Closing Date, (i) the holders of at least a majority of Shares of the Company (voting together as a single class and on an as-converted to Common Shares basis) and (ii) the holders of a majority of the then-outstanding shares of Common Shares (other than those issued or issuable upon conversion of Preferred Shares) held by the Key

Holders (as defined in the Voting Agreement) shall effect the Drag-Along Rights set forth in Section 3 of the Voting Agreement (the “Drag-Along Right”).
Section 5.14    Pre-Closing Covenants. During the Pre-Closing Period, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable. During the Pre-Closing Period, none of the Parties will intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or that would result in any representation or warranty herein contained of such Party being untrue in any material respect as if originally made on and as of the Closing Date.
Section 5.15    Inspection of Records. Purchaser will cause each member of the Company Group to make its books and records (including work papers in the possession of its accountants) available for inspection (and permit extracts or copies thereof to be made) by Representative, or by its representatives, for reasonable business purposes upon reasonable prior notice at all reasonable times during normal business hours, for a [*] period from and after the Closing Date, with respect to all transactions of any member of the Company Group occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of any member of the Company Group; provided that Purchaser and its Representatives shall not be required to make available the books and records to any member of the Company Group or the Representative if the Representative, the Equityholders, or any of their respective Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, are adverse parties in any Proceeding to which the books and records relate.
Section 5.16    Transaction Litigation. In the event that any action or proceeding relating to the Transactions, including the Merger, is brought or threatened against any member of the Company Group or any of its directors or officers, the Company shall promptly notify in writing Purchaser of such Proceeding or threatened Proceeding and shall keep Purchaser informed on a reasonably current basis with respect to the status thereof. Subject to applicable Law, the Company shall give Purchaser the opportunity, at Purchaser’s cost and expense, to participate in the defense or settlement of any such Proceeding, and no such settlement in respect thereof shall be agreed to without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).
Section 5.17    Further Assurances. The Parties agree that in the event any further action is necessary or desirable to carry out the purposes of this Agreement, each such Party will take such further action, will execute such further documents, and perform such further acts, as may be necessary to comply with the terms of this Agreement and consummate the Transactions.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions is subject to the fulfillment (or, at the election of the Company, waiver by the Company) of all of the following conditions on the Closing Date:
(a)    (i) all Fundamental Representations of Purchaser and Merger Sub shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of Purchaser and Merger Sub set forth in Article IV of this Agreement shall be true and correct (in each case, without taking into account any “Purchaser Material Adverse Effect” or other materiality qualifications) as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except: (A) to the extent that any representation or warranty is limited by its terms to a specific date or range of dates, in which case such representation and warranty need only be true and correct on such date or during the range of dates so specified; and (B) where the failure of such other representations and warranties of Purchaser and Merger Sub set forth in Article IV of this Agreement to be true and correct, as of such dates, would not have a Purchaser Material Adverse Effect; and
(b)    all material obligations of Purchaser and Merger Sub to be performed hereunder through and including the Closing Date will have been fully performed or complied with in all material respects.
Section 6.2    Conditions to Purchaser’s and Merger Sub’s Obligations. The obligation of Purchaser and Merger Sub to consummate the Transactions is subject to the fulfillment (or, at the election of Purchaser, waiver by Purchaser) of all of the following conditions on the Closing Date:
(a)    (i) all Fundamental Representations of the Company (taking into account any updates to Section 3.4(a), Section 3.4(d)(i) and Section 3.4(d)(ii) of the Disclosure Schedule) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of the Company set forth in Article III shall be true and correct (in each case, without taking into account any “Material Adverse Effect” or other materiality qualifications) as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except: (A) to the extent that any representation or warranty is limited by its terms to a specific date or range of dates, in which case such representation and warranty need only be true and correct on such date or during the range of dates so specified; and (B) where the failure of such other representations and warranties of the Company set forth in Article III to be true and correct, as of such dates, would not have a Material Adverse Effect;
(b)    all material obligations of the Company to be performed hereunder through and including the Closing Date will have been fully performed or complied with in all material respects;
(c)    the Company shall have delivered the Consent Agreements signed by the Closing Threshold, or invoked the Drag-Along Right in lieu thereof;
(d)    each of the Non-Compete Agreements executed and delivered by the persons set forth on Schedule III shall be in full force and effect upon the Effective Time;
(e)    the approvals, consents and waivers that are listed on Section 6.2(e) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Purchaser; and
(f)    since the date of this Agreement, there shall not have occurred, or be continuing, a Material Adverse Effect.
Section 6.3    Joint Conditions to the Parties’ Obligations. The obligations of the Parties to consummate the Transactions are subject to the fulfillment of all of the following conditions on or prior to the Closing Date:
(a)    No Law will have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions;

(b)    there will be no final and non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; and
(c)    all applicable waiting periods under the HSR Act and any other applicable Antitrust Laws shall have expired or have been terminated.
ARTICLE VII
TAX MATTERS
Section 7.1    Treatment of Payments. All amounts paid by the Equityholders or the Representative under Article X shall be treated for all purposes as adjustments to the Merger Consideration, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.
Section 7.2    Purchaser’s Use. Nothing in this Agreement shall be construed to require Purchaser to make any payment to the Equityholders for Purchaser’s use in a Tax Return for a Post-Closing Tax Period of any excess Tax credit (including any excess foreign tax credits), net operating loss, or other Tax attribute of the Company.
Section 7.3    Transfer Taxes. [*]. The Equityholders, Company and Purchaser shall cooperate in timely submitting all filings, returns, reports and forms as may be required in connection with the [*] payment of Transfer Taxes, and, to the extent required, shall execute and deliver all instruments and certificates necessary to enable the other Party to comply with any filing requirements relating to any such Transfer Taxes. In no event shall Purchaser or the Surviving Corporation bear any Tax imposed in connection with any Equityholder’s receipt of the Merger Consideration, or other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, to which such Equityholder is entitled. The Equityholders shall cooperate with Purchaser and the Surviving Corporation in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, costs and fees.
ARTICLE VIII
REPRESENTATIVE
Section 8.1    Appointment of Representative. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, hereby irrevocably constitutes and appoints Representative as representative, attorney-in-fact and agent for such Equityholder and such Equityholder’s successors and permitted assigns for all purposes in connection with the execution and performance of this Agreement and the agreements ancillary hereto. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution or other inability to act of any Equityholder or such Equityholder’s successors or permitted assigns.
Section 8.2    Authority of Representative. Without limiting the authority granted in Section 8.1, each Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, hereby irrevocably grants Representative full power and authority: (a) to execute and deliver, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, and to accept delivery of, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, such documents as may be deemed by Representative, in its sole discretion, to be appropriate to consummate this Agreement; (b) to make decisions on behalf of Equityholders and their respective successors and permitted assigns with respect to the Transactions and matters contemplated under this Agreement or any other Transaction Document; (c) to (i) dispute or refrain from disputing, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any claim made by Purchaser or any other Person under this Agreement; (ii) negotiate and compromise, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any settlement agreement, release or other document with respect to such dispute or remedy; (d) to give or agree to, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any and all consents, waivers, amendments or modifications, deemed by Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (e) to enforce, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any claim against Purchaser arising under this Agreement; (f) to engage attorneys, accountants and other agents at the expense of Equityholders and their respective successors and permitted assigns in connection with any claim arising under this Agreement; (g) to receive the Representative Expense Amount as a fund (the “Representative Expense Fund”) for the payment of all costs and expenses incurred by or on behalf of Representative in its capacity as such in connection with any dispute or claim under this Agreement; provided, however, that Representative’s retention of any amounts in the Representative Expense Fund will not be used as evidence that Equityholders have any obligation hereunder; (h) to amend this Agreement (other than this Section 8.2) or any of the instruments to be delivered to Purchaser by such Equityholder pursuant to this Agreement; and (i) to give such instructions and to take such action or refrain from taking such action, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, as Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement, including the exercise of all rights granted to Equityholder and such Equityholder’s successors and permitted assigns under this Agreement or any other Transaction Document.
Section 8.3    Reliance. Each Equityholder, on behalf of himself, herself or itself and Equityholder’s successors and permitted assigns, hereby agrees to the following:
(a)    In all matters in which action by Representative is required or permitted, Representative is authorized to act on behalf of such Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, notwithstanding any dispute or disagreement among Equityholders or their respective successors or permitted assigns or between any Equityholder or any Equityholder’s successors and permitted assigns and Representative, and Purchaser and Merger Sub will be entitled to rely on any and all action taken by Representative under this Agreement without any liability to, or obligation to inquire of, any Equityholder or any Equityholder’s successors and permitted assigns, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement. Purchaser, Merger Sub and the Surviving Corporation will be fully protected in dealing with Representative under this Agreement (or any other Transaction Document) and may rely upon the authority of Representative to act on behalf of each Equityholder.
(b)    After the Closing, notice to Representative, delivered in the manner provided in Section 11.3, will be deemed to be notice to all Equityholders and their respective successors and permitted assigns for purposes of this Agreement.
(c)    The power and authority of Representative, as described in this Agreement, will continue in force until all rights and obligations of Equityholders and their respective successors and permitted assigns under this Agreement terminate, expire or are fully performed.

(d)    A majority-in-interest of Equityholders and their respective successors and permitted assigns will have the right, exercisable from time to time upon written notice delivered to Representative and Purchaser, to remove Representative, with or without cause, and to appoint an Equityholder (or, in the case of an Equityholder that is a corporation, partnership, limited liability company, or trust, an officer, manager, employee, or partner of such Equityholder) to fill a vacancy caused by the death, resignation or removal of Representative.
(e)    The Representative may resign at any time. If Representative resigns or is removed or otherwise ceases to function in his, her or its capacity as such for any reason whatsoever, and no successor is appointed pursuant to Section 8.3 within 30 calendar days, then Purchaser will have the right to appoint an Equityholder or a successor or permitted assign thereof to act as Representative to serve as described in this Agreement.
Section 8.4    Actions by Equityholders. Each Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, agrees that, notwithstanding the foregoing, at the request of Purchaser, such Equityholder and such Equityholder’s successors and permitted assigns will take all actions necessary or appropriate to consummate the Transactions (including delivery of such Equityholder’s Shares and acceptance of the Merger Consideration therefor) individually on such Equityholder’s own behalf and on behalf of such Equityholder’s successors and permitted assigns, and to deliver any other documents required of Equityholders and their respective successors and permitted assigns pursuant to the terms hereof.
Section 8.5    Indemnification of Representative. The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, defend and hold harmless the Representative from and against any and all Losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable, documented, out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Equityholders, any such Representative Losses may be recovered by the Representative from the funds in the Representative Expense Fund; provided, that while this Section 8.5 allows the Representative to be paid from the aforementioned source of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section 8.5. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

Section 8.6    Representative Expense Fund. The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Equityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.
ARTICLE IX
TERMINATION
Section 9.1    General. The Parties will have the rights and remedies with respect to the termination or enforcement of this Agreement that are set forth in this Article IX.
Section 9.2    Right to Terminate. This Agreement and the Transactions may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 11.3:
(a)    by the mutual written consent of Purchaser and the Company;
(b)    by either Purchaser or the Company if the Closing has not occurred at or before 11:59 p.m. Eastern time on [*]; provided, however, that the right to terminate this Agreement under this Section 9.2(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date;
(c)    by Purchaser in the event of any breach by the Company of the Company’s agreements, covenants, representations or warranties contained herein, in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 6.2 and such breach has not been cured within 30 calendar days after receipt of written notice from Purchaser setting forth in reasonable detail the basis for the breach and requesting such breach to be cured; provided, that Purchaser shall not be entitled to terminate the Agreement pursuant to this Section 9.2(c) if the failure of the Closing to be consummated by such date is caused by Purchaser’s or Merger Sub’s breach of any of its obligations under the Agreement.
(d)    by the Company in the event of any breach by Purchaser or Merger Sub of any of their respective agreements, covenants, representations or warranties contained herein in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 6.1 and such breach has not been cured within 30 calendar days after receipt of notice from the Company requesting such breach to be cured provided, that the Company shall not be entitled to terminate the Agreement pursuant to this Section 9.2(d) if the failure of the Closing to be consummated by such date is caused by the Company’s breach of any of its obligations under the Agreement; or
(e)    by Purchaser or the Company if (i) there is then in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.2(e)(i) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order; or (ii) any Law has been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions; and
(f)    by Purchaser if, within [*] after the execution and delivery of this Agreement, the Company Stockholder Consent shall not have been delivered to Purchaser.
Section 9.3    Remedies Upon Termination. If this Agreement is validly terminated pursuant to Section 9.2, then each of the Parties will be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in Section 9.4, and no Party will have any claim against any other Party, unless the circumstances giving rise to the termination of this Agreement were caused by a Party’s willful breach of a material representation, warranty, agreement or covenant set forth in this Agreement or Fraud, in which event termination of this Agreement will not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching Party. If following the termination of this Agreement any Proceeding is commenced by any Party to pursue any legal or equitable right or remedy against any other Party whose willful breach of a material representation, warranty, agreement or covenant herein or Fraud results in the termination of this Agreement, then all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such Proceeding will be reimbursed by the losing Party; provided that, if a Party to such Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.
Section 9.4    Certain Other Effects of Termination. In the event of the termination of this Agreement by either the Company or Purchaser as provided in Section 9.2:
(a)    each Party, if so requested by any other Party, will destroy promptly all documents furnished to it by such other Party (or any Subsidiary, division, associate or Affiliate of such other Party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available or that are subject to a bona fide document retention or electronic archiving system) that may have been made, and will use commercially reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to destroy such documents and any copies thereof any of them may have made; and
(b)    the Confidentiality Agreement will survive termination of this Agreement and will remain in full force and effect in accordance with its terms.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnification by the Stockholders and Optionholders. Subject to the other provisions of this Article X, from and after the Closing, each Stockholder (other than any Dissenting Stockholder), Optionholder and each Promised Optionholder (each, an “Indemnifying Equityholder”), severally and not jointly, based on their respective Pro Rata Share, shall indemnify and hold Purchaser, its Affiliates, their respective successors and assigns (including, from and after the Closing, the Company Group) and each of their respective officers (or equivalents), directors (or equivalents), employees, stockholders, partners, members or other equity holders, agents and representatives (each, a “Purchaser Indemnified Party”) harmless from and against any and all Losses suffered or incurred by any such Purchaser Indemnified Party to the extent arising from, relating to or otherwise in connection with the following:

(a)    any breach or inaccuracy of any representation or warranty set forth in Article III made as of the date of this Agreement and as of the Closing Date (in each case, as such representations and warranties are modified by the Disclosure Schedule) or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;
(b)    any breach or failure to perform any covenant or agreement of the Company, contained in this Agreement or any certificates delivered by or on behalf of the Company;
(c)    any claim by a Person seeking to assert or based upon: (i) any rights under the Governing Documents of the Company Group; (ii) any issues arising from the Allocation Schedule, any inaccuracy, error or omission therein, or any action taken or not taken by the Representative or for any act or omission taken or not taken by Purchaser or Merger Sub solely in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative in connection with the Allocation Schedule, including any failure of the Representative to correctly calculate the amounts owing to a Equityholder; (iii) any breach of fiduciary duty by the Company Group’s directors or officers (or equivalents) prior to the Closing; and (iv) any Transaction Expenses of the Company Group in excess of $[*] that were not reflected in the calculation of Merger Consideration.
Section 10.2    Indemnification by Purchaser. Subject to the other provisions of this Article X, from and after the Closing, Purchaser shall indemnify and hold the Stockholders, the Optionholders, the Promised Optionholders, and, if applicable, each of their respective officers (or equivalents), directors (or equivalents), employees, stockholders, partners, members or other equity holders, agents and representatives (each, an “Equityholder Indemnified Party”) harmless from and against any and all Losses suffered or incurred by any such Equityholder Indemnified Party to the extent arising from, relating to or otherwise in connection with the following:
(a)    any breach or inaccuracy of any representation or warranty of Purchaser or Merger Sub set forth in Article IV made as of the date of this Agreement and as of the Closing Date or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement; or
(b)    any breach or failure to perform any covenant or agreement of Purchaser or Merger Sub contained in this Agreement or other Transaction Document.
Section 10.3    Limitations on Indemnification. Notwithstanding anything to the contrary herein and subject to Section 11.17:
(a)    Solely for purposes of determining whether a representation or warranty has been breached and for calculating the amount of aggregate Losses recoverable under Section 10.1(a), all representations and warranties of the Company in Article III (other than Section 3.7) shall be construed as if all qualifications as to materiality, including any reference to “Material Adverse Effect” (and variations thereof), were omitted from such representations and warranties.
(b)    Except (x) with respect to claims for equitable relief pursuant to Section 11.17 or (y) in the case of Fraud, the remedies provided under this Article X shall be the sole and exclusive remedies available with respect to claims of an Indemnified Party (whether at law or in equity) under or arising out of this Agreement or otherwise relating to the transactions contemplated hereby, whether for breach of representation, warranty, covenant or agreement or otherwise.
(c)    The Purchaser Indemnified Parties have the right to payment by the Indemnifying Equityholders under Section 10.1(a) only if, and only to the extent that, the Purchaser Indemnified Parties have incurred (i) as to all matters giving rise to indemnification under Section 10.1(a), indemnifiable Losses in excess of an amount equal to $[*] (the “Indemnifiable Losses Deductible”), in which case the Purchaser Indemnified Parties shall be entitled to recover all indemnifiable Losses in excess of the Indemnifiable Losses Deductible from the Indemnifying Equityholders and (ii) as to any individual item giving rise to indemnification under Section 10.1(a), an amount equal to $[*] (the “Mini-Basket”). However, the Purchaser Indemnified Parties’ right to payment by the Indemnifying Equityholders with respect to Fraud is not subject to the Indemnifiable Losses Deductible or the Mini-Basket.
(d)    No Indemnifying Equityholder will have any liability under or in connection with this Agreement, or the Transactions, in excess of its Pro Rata Share of the amounts held under the Escrow Agreement, except with respect to Losses arising from Fraud.
(e)    Subject to the limitations set forth in this Section 10.3, no Indemnifying Equityholder will have any liability under or in connection with this Agreement or the Transactions for any Losses to the extent arising from Fraud committed by any other Indemnifying Equityholder in his, her or its capacity as an Equityholder.
(f)    The aggregate recovery from any Indemnifying Equityholder for Losses under or in connection with this Agreement and the Escrow Agreement will not exceed such Indemnifying Equityholder’s Pro Rata Share of the aggregate consideration set forth in the Allocation Schedule actually received by such Indemnifying Equityholder.

Section 10.4    Indemnification Claims.
(a)    In order for an Indemnified Party to be entitled to any indemnification provided for under Section 10.1 or 10.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within 20 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 10.1 or 10.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnified Party alone shall be entitled to conduct and control the defense of such Third Party Claim; provided, however, that the Indemnified Party shall (i) keep the Indemnifying Party reasonably informed of the status, incurred and expected costs and other material information (including, to the extent consistent with any confidentiality obligations and with the preservation of all applicable privileges, defense strategy, relevant documents and records) related to the defense of such Third Party Claim on a reasonable basis (and as may from time to time be reasonably requested by the Indemnifying Party during the pendency of the Third Party Claim), (ii) not incur unreasonable legal or other expert fees in connection with the defense of such Third Party Claim and (iii) consider any reasonable requests or input from the Indemnifying Party regarding defense or settlement strategies. The Indemnified Party shall not be entitled to be indemnified or held harmless under Section 10.1 or 10.2 for such Third Party Claim if it shall settle such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that the Indemnifying Party shall not unreasonably withhold or delay such consent, and shall provide such reasonable cooperation and participation in settlement efforts as may be requested by the Indemnified Party.
(b)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 10.1 or Section 10.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Each Claim Notice shall contain a reasonable non-binding estimate of the Losses against which such Indemnified Party seeks indemnification or reimbursement, to the extent that such an estimate can be made (the amount of such Losses, as such amount may be modified by the Indemnified Party from time to time, the “Claimed Amount”). If the Indemnifying Party does not notify the Indemnified Party, in writing, within 30 calendar days following its receipt of a Claim Notice that the Indemnifying Party disputes the liability claimed by the Indemnified Party under Section 10.1 or Section 10.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability for which the Indemnified Party is entitled to indemnification under Section 10.1 or Section 10.2 and the Indemnified Party shall be entitled to recover the Claimed Amount stated in such Claim Notice. If the Indemnifying Party has timely disputed the liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute.
Section 10.5    Survival of Representations, Warranties and Covenants. Each Party’s representations, warranties and covenants in this Agreement shall survive the Closing. Each Party’s representations and warranties shall expire on the date that is [*] from the Closing Date. If an Indemnified Party delivers, before expiration of a representation, warranty or covenant, written notice in accordance with Section 10.4, then the applicable representation, warranty or covenant shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. The rights to indemnification set forth in this Article X shall not be affected by any investigation conducted by or on behalf of the Indemnified Party or any knowledge acquired by the Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or non-compliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder. Nothing in this Section 10.5 shall be construed to limit the survival of covenants, agreements and obligations that by their terms are to be performed or observed after the Closing or for which another time period is specified in this Agreement. It is the express intent of the Parties hereto that, if the applicable survival period for an item as contemplated by this Section 10.5 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties hereto further acknowledge that the time periods set forth in this Section 10.5 for the assertion of claims under this Agreement are the result of arm’s-length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.
Section 10.6    Manner of Payment; Release of Escrow.
(a)    Subject to Section 10.3(d), any indemnification obligations of the Indemnifying Equityholders to any Purchaser Indemnified Parties pursuant to this Article X shall be satisfied by release of funds to the Purchaser Indemnified Parties from the Escrow Fund pursuant to the Escrow Agreement, which release shall accordingly reduce the Escrow Fund.
(b)    A Purchaser Indemnified Party claiming against the Escrow Fund in accordance with Section 10.6(a) shall, concurrently with the delivery of the Claim Notice called for by Section 10.4(b), deliver a copy of such Claim Notice to the Escrow Agent, and the Representative, if the Representative is disputing the liability claimed by the Purchaser Indemnified Party, shall concurrently with the delivery of notice of such dispute to Purchaser pursuant to Section 10.4(b), deliver a copy of such notice to the Escrow Agent. If the Representative fails to dispute the Claimed Amount and such claim is conclusively deemed a liability for which the Purchaser Indemnified Party is entitled to indemnification in accordance with Section 10.4(b), then the Escrow Agent shall be permitted to disburse the Claimed Amount to the Purchaser Indemnified Party from the Escrow Fund in accordance with the terms of the Escrow Agreement. If the Representative disputes the Claimed Amount and thereafter the Representative and the Purchaser Indemnified Party resolve such dispute, joint written instructions setting forth such resolution shall be furnished by the Representative and Purchaser to the Escrow Agent.
(c)    Within two (2) Business Days after the date that is [*] after the Closing Date (the “Escrow Release Date”), if the amount of the Escrow Amount remaining in the Escrow Fund on the Escrow Release Date exceeds the sum of the Claimed Amounts associated with all bona fide claims for indemnification or reimbursement made by the Purchaser Indemnified Parties against the Escrow Fund that have been properly asserted, have not been finally resolved and/or paid, in each case, prior to the Escrow Release Date (each, an “Unresolved Escrow Claim”), Purchaser and Representative shall deliver joint written instructions to the Escrow Agent to disburse to the Paying Agent from the Escrow Fund the amount by which the remaining Escrow Amount on the Escrow Release Date exceeds the sum of such Claimed Amounts for further payment to the Equityholders in accordance with the Allocation Schedule.
(d)    Following the Escrow Release Date, if an Unresolved Escrow Claim is finally resolved, within two (2) Business Days after the final resolution of such Unresolved Escrow Claim, Purchaser and Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) disburse to any Purchaser Indemnified Party from the Escrow Fund all amounts payable to such

Purchaser Indemnified Party (if any) in respect of such Unresolved Escrow Claim and (ii) disburse to the Paying Agent from the Escrow Fund an amount equal to the amount by which the Claimed Amount of such Unresolved Escrow Claim exceeds the disbursement referred to in clause (i), for further payment to the Equityholders in accordance with the Allocation Schedule.
(e)    As promptly as practicable after the Escrow Agent’s disbursement to Paying Agent of any amounts from the Escrow Fund pursuant to this Section 10.6, Paying Agent will deliver to each Equityholder an amount equal to such Equityholder’s Pro Rata Share of such dispersed amounts from the Escrow Fund attributable to such Equityholder’s Shares; provided that any portion of such dispersed Escrow Fund that is for payment to Vested Optionholders, Accelerated Optionholders or Promised Optionholders (in each case, other than with respect to No-Withholding Options) shall be delivered to the Surviving Corporation for payment in accordance with Section 10.6(f).
(f)    On or before the first regularly scheduled payroll period that is at least two (2) Business Days following receipt of any dispersed amounts from the Escrow Fund from the Paying Agent on behalf of the former Vested Optionholders, Accelerated Optionholders and Promised Optionholders, the Surviving Corporation shall pay and deliver to each former holder of Vested Options, Accelerated Options and Promised Options (other than with respect to No-Withholding Options) an amount equal to such Equityholder’s Pro Rata Share of such dispersed Escrow Fund attributable to the Vested Options, Accelerated Options and Promised Options, in each case, net of applicable withholding.
Section 10.7    No Duplication.
(a)    For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts recovered under insurance policies (for the avoidance of doubt, excluding any self-insurance program or similar arrangement) with respect to such Losses, and the net of any costs to recover such amounts; provided, however, that no Indemnified Party shall have any affirmative obligation to pursue any such claim against any third party or to pursue recovery under any policy of insurance.
(b)    Any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. In the event a Purchaser Indemnified Party actually recovers Losses pursuant to this Article X, no other Purchaser Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement
(c)    Upon becoming aware of an event that could reasonably give rise to any indemnifiable Losses, each Purchaser Indemnified Party agrees to use commercially reasonable efforts to mitigate any such Losses for which such Purchaser Indemnified Party is entitled to indemnification pursuant to this Article X in accordance with applicable Law.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Transaction Expenses. Except as otherwise provided herein and whether or not the Transactions are consummated, each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants); [*].

Section 11.2    Publicity. At any time prior to the Closing, except as otherwise required by Law or applicable securities exchange rules, press releases and other public announcements concerning the Transactions will be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing); provided, however, that the Company and Purchaser agree to publish the joint press release in the form attached hereto as Exhibit I promptly following the execution hereof and agree that each Party shall be permitted to continue to use such joint press release, including the specific content contained therein, without the need to obtain the prior written consent of the other Parties hereto. Notwithstanding anything else to the contrary contained herein, nothing shall prevent a Stockholder that is a venture capital or private equity fund (or its representatives), from communicating to its current or potential investors the existence and terms of this Agreement, including the amount of the Merger Consideration, the Escrow Fund or the Representative Expense Fund, but only to the extent (a) such communications to current or potential investors (i) relate to the economic returns on investment, (ii) are permitted under the terms of such Stockholder’s governing fund documents in effect as of the date of this Agreement and (iii) are made in connection with such Stockholder’s or its representative’s fundraising and reporting activities (on such Stockholder’s behalf) required as part of its ordinary course of business and consistent with past practice and (b) such current or potential investors are subject to obligations of confidentiality.
Section 11.3    Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by electronic transmission in .PDF format or similar format, by nationally recognized private courier, or by United States mail; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a writing delivered to the other Parties herein). Notices delivered by mail will be deemed given two (2) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission will be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two (2) Business Days after its delivery by electronic transmission. All notices will be addressed as follows:
(a)    if to Purchaser or Merger Sub, to:
Vertex Pharmaceuticals Incorporated
Attn: Business Development
50 Northern Avenue
Boston, Massachusetts 02210
Email: [*]

with copies, which will not constitute notice, to:
Vertex Pharmaceuticals Incorporated
Attn: Corporate Legal
50 Northern Avenue

Boston, Massachusetts 02210
Email: [*]

and

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:     Graham Robinson
    Faiz Ahmad
Email: Graham.Robinson@skadden.com
Email: Faiz.Ahmad@skadden.com
(b)    if to the Company, to:
Semma Therapeutics, Inc.
100 Technology Square, Floor 3
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer
Email:     [*]

with a copy, which will not constitute notice, to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Kingsley L. Taft
Danielle M. Lauzon
Email: ktaft@goodwinlaw.com
Email: dlauzon@goodwinlaw.com
(c)    if to Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, Colorado 80202
Attention: Managing Director
Email: [*]
Facsimile: [*]
Telephone: [*]

with a copy, which will not constitute notice, to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:     Kingsley L. Taft

Danielle M. Lauzon
Email: ktaft@goodwinlaw.com
Email: dlauzon@goodwinlaw.com

Section 11.4    Entire Agreement; Amendments. This Agreement, the Disclosure Schedule and the other Transaction Documents constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by (a) Purchaser and (b) (i) the Company (if prior to the Closing) or (ii) the Representative (if after the Closing).
Section 11.5    Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by Purchaser and the Company (if prior to the Closing) or the Representative (if after the Closing).
Section 11.6    Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement.
Section 11.7    Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or any party to any such contract, each other Party or party thereto will re-execute original forms thereof and deliver them to all other Parties or parties thereto. No Party or any party to any such contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of a .PDF or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.
Section 11.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.
Section 11.9    Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware (including with respect to the applicable statute of limitations), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.10    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and, except as set forth herein, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that the Covered Persons and the Indemnified Parties will also enjoy the benefits of indemnities made herein, and in the case of the Covered Persons, the benefits of Section 5.9, which, in each case, are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable Party that has agreed to provide such indemnities. Without limiting the generality of the foregoing, the Leadership Members (as defined in Schedule V hereto) will enjoy the benefits of Section 2.6(b) of the Disclosure Schedule, which, in each case, are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions of Section 2.6(b) of the Disclosure Schedule against the Purchaser directly.
Section 11.11    Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns.
Section 11.12    Assignment. This Agreement and each of the respective rights and obligations of the Parties hereto may not be assigned by Purchaser, Merger Sub or the Company without the prior written consent of the other Parties; provided, Purchaser may, with the prior written consent of any other Party, assigns the Agreement and any of its rights, interests or obligations hereunder to any of its wholly owned Subsidiaries, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement.
Section 11.13    Waiver of Trial by Jury. Each of the Parties hereby irrevocably waives the right to a jury trial in connection with any Proceeding arising out of or relating to this Agreement or the Transactions (including any Proceeding seeking enforcement of such Party’s rights under this Agreement).
Section 11.14    Consent to Jurisdiction. Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Transactions brought by any Party or its Affiliates against any other Party or its Affiliates will be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the Parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.15    Governmental Reporting. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such Party reasonably believes or reasonably is advised is not in accordance with Law.
Section 11.16    Limitation on Warranties. Except for and without limiting the representations and warranties expressly set forth in Article III (which, for the avoidance of doubt, are qualified by any related item in the Disclosure Schedule) the Company is not making and will not be deemed to have made, and neither the Company nor any Equityholder (or any other Person) will have or be subject to any liability arising out of, or relating to or resulting from, any other representations and warranties, written or oral, common law or statutory, express or implied (including with respect to non-infringement, merchantability or suitability or fitness for a particular purpose), as to the accuracy or completeness of, or the distribution to, or use by Purchaser or Merger Sub, of any advice, document, or other information regarding the Shares, the Company or the business, financial condition and assets (including the condition, value, quality or suitability of any assets) or liabilities of the Company, including Forward-Looking Statements (any of the foregoing, an “Extra-Contractual Statement”). Purchaser represents, warrants and acknowledges that, except as expressly provided in Article III, none of any Equityholder, the Company, or Representative have made, and each Equityholder, the Company, and Representative hereby expressly disclaim and negate, and each of Purchaser and its Affiliates hereby expressly waives and is not relying on any Extra-Contractual Statement (including any express or implied warranty relating to the Shares or any assets (tangible, intangible or mixed) of the Company, including implied warranties of fitness, non-infringement, merchantability or suitability or fitness for a particular purpose), and each of Purchaser and its Affiliates hereby expressly waives and relinquishes any and all rights, claims and causes of action in connection with, the accuracy completeness or materiality of any Extra-Contractual Statement heretofore furnished or made available to Purchaser or its representatives or Affiliates by or on behalf of any Equityholder or the Company (it being intended that no such prior Extra-Contractual Statement will survive the execution and delivery of this Agreement).
Section 11.17    Specific Performance.
(a)    The Parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The Parties hereto agree that unless and until this Agreement is terminated in accordance with Section 9.2 and any dispute over the right to termination has been finally resolved, (i) the Parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 11.14 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Purchaser’s and Merger Sub’s obligation to effect the Closing, which shall be governed by the next sentence), without bond or other security being required, and (ii) the right of specific enforcement is an integral part of the Transactions, including the Merger, and without that right, none of the Company, Purchaser or Merger Sub would have entered into this Agreement. The Parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 9.2 and any dispute over the right to termination has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Purchaser’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein in the event that the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, other than solely by virtue of Purchaser’s failure to effect the Closing) have been satisfied or waived (the “Specific Performance Conditions”). Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such Party has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy to specifically enforce Purchaser’s or Merger Sub’s obligation to effect the Closing, Purchaser and Merger Sub may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied. The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 11.17, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.17 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.17 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.17 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 11.17 or anything set forth in this Section 11.17 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available at any time. In any Proceeding seeking monetary damages against a Party or to compel a Party to specifically perform its obligations hereunder, the substantially non-prevailing Party in such Proceeding (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the substantially prevailing Party its costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Proceeding.
Section 11.18    Legal Representation.
(a)    Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that Goodwin Procter LLP currently serves as counsel to the Company, the Representative, certain Equityholders and their respective Affiliates (individually and collectively, “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, the consummation of the Transactions or in connection with any claims for indemnification against the Equityholders. There may come a time, including after consummation of the Transactions, when the interests of Seller Group or Representative, on the one hand, and the Company, on the other hand, may no longer be aligned or when, for any reason, Seller Group, Representative, Goodwin Procter LLP, or the Company believes that Goodwin Procter LLP can or should no longer represent each of Seller Group or Representative, on the one hand, and the Company, on the other hand. Purchaser, the Surviving Corporation, and the Company hereby agree that Goodwin Procter LLP (or any successor) may represent the Seller Group or Representative in the future in connection with issues that may arise under this Agreement and any claims that may be made pursuant to this Agreement, including a dispute that arises after the Closing between Purchaser (and/or the Company) and Representative, even though the interests of the Representative may be directly adverse to Purchaser or the Company, and even though Goodwin Procter LLP may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company. Goodwin Procter LLP (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the Transactions. Each of the Parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in this connection.
(b)    Notwithstanding anything to the contrary contained herein, the Parties intend that all communications at or prior to the Closing between the Company, any member of the Seller Group, or any of them (collectively, the “Target Group”), on the one hand, and any of their attorneys, on the other hand, to the extent relating to the negotiation of the Transactions and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Purchaser or any of its Affiliates or any successor or assign of any of the foregoing (collectively, the “Purchaser Group”). Accordingly, the Parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to Representative, and (ii) no member of the Purchaser Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the Parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Target Group that might otherwise be transferred or assigned to any member of the Purchaser Group by operation of law or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Surviving Corporation or any of their respective Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Goodwin Procter LLP to such third party; provided that neither the Surviving Corporation nor any of its Subsidiaries may waive such privilege without the prior written consent of the Representative or the Stockholders, as applicable.
(c)    Purchaser hereby agrees, on its own behalf and on behalf of the other members of the Purchaser Group, from and after the Closing, that Representative, at the sole cost and expense of the Equityholders (i) will have the right to take possession and control of all Protected Communication effective as of the Closing and (ii) if and to the extent Representative fails to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 11.18), Representative will have the right to access and copy, from time to time, any Protected Communication in the possession or control of any member of the Purchaser Group from and after the Closing, during normal business hours and on not less than 24 hours prior written notice, as Representative (as applicable) determines, in its reasonable discretion, may be necessary or desirable in connection with any post-Closing matter, whether or not such matter is known to any member of the Purchaser Group. If and to the extent that, at any time from and after the Closing, any member of the Purchaser Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Purchaser Group will not, and will cause the other members of the Purchaser Group not to, waive such privilege or right of confidentiality without the prior written consent of Representative (which consent may be withheld, conditioned or delayed in its sole discretion).
(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

VERTEX PHARMACEUTICALS INCORPORATED
By: /s/ Jeffrey Leiden
Name: Jeffrey Leiden
    Title: Chairman, President and Chief Executive Officer

VERTEX DISC INC.
By: /s/ Jeffrey Leiden

Name: Jeffrey Leiden
    Title: President

SEMMA THERAPEUTICS, INC.
By: /s/ Bastiano Sanna

Name: Bastiano Sanna
    Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Representative
By: /s/ Sam Riffe

Name: Sam Riffe
    Title: Managing Director

EXHIBIT A
COMPANY STOCKHOLDER CONSENT
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXHIBIT B
CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

VERTEX DISC INC.

INTO

SEMMA THERAPEUTICS, INC.

Pursuant to Section 251 of the General
Corporation Law of the State of Delaware

Semma Therapeutics, Inc., a Delaware corporation, does hereby certify:

FIRST: The names and states of incorporation of the constituent corporations to this merger (the “Merger”) are as follows:

Vertex Disc Inc.                     Delaware
Semma Therapeutics, Inc.                 Delaware

SECOND: An Agreement and Plan of Merger, which was entered into on August [•], 2019 (the “Agreement of Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the Merger is Semma Therapeutics, Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: The executed Agreement of Merger is on file at an office of the Surviving Corporation, Semma Therapeutics, Inc., 100 Technology Square, Floor 3, Cambridge, Massachusetts 02139. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

SIXTH: The Merger shall be effective upon the filing of this
Certificate of Merger with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Semma Therapeutics, Inc. has caused this
Certificate of Merger to be executed in its corporate name this [•] day of [•], 2019.

SEMMA THERAPEUTICS, INC.
By:
Name:
Title:

Exhibit A
Amended and Restated Certificate of Incorporation

EXHIBIT C
SURVIVING CORPORATION CERTIFICATE OF INCORPORATION
[See attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEMMA THERAPEUTICS, INC.

FIRST: The name of the corporation is Semma Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $0.0001.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT D
SURVIVING CORPORATION BYLAWS
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXHIBIT E
ESCROW AGREEMENT
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXHIBIT F
PAYING AGENT AGREEMENT
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXHIBIT G
TRANSMITTAL LETTER
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXHIBIT H
FIRPTA CERTIFICATE
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXHIBIT I
JOINT PRESS RELEASE

Vertex to Acquire Semma Therapeutics With a Goal of Developing Curative Cell-Based Treatments for Type 1 Diabetes

-Semma’s unique investigational approach combines robust production process of pancreatic islet cells with proprietary delivery system to restore insulin secretion in type 1 diabetes patients-

-Semma to be acquired for $950 million in cash-

BOSTON & CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sep. 3, 2019-- Vertex Pharmaceuticals Incorporated (NASDAQ: VRTX) today announced that the company has entered into a definitive agreement under which Vertex will acquire Semma Therapeutics, a privately held biotechnology company pioneering the use of stem cell-derived human islets as a potentially curative treatment for type 1 diabetes, for $950 million in cash. Semma has demonstrated a differentiated approach to treat type 1 diabetes, a serious disease affecting over one million people in the United States alone. Semma has made two major scientific advances: the ability to produce large quantities of functional human pancreatic beta cells that restore insulin secretion and ameliorate hypoglycemia in animal models and a novel device that encapsulates and protects these cells from the immune system, enabling durable implantation without the need for ongoing immunosuppressive therapy.

This press release features multimedia. View the full release here: https://www.businesswire.com/news home/20190903005227/en/

“This acquisition aligns perfectly with our strategy of investing in scientific innovation to create transformative medicines for people with serious diseases in specialty markets,” said Jeffrey Leiden, M.D., Ph.D., Chairman, President and Chief Executive Officer of Vertex. “We are excited to work with the talented scientists at Semma to build on their significant progress toward providing effective and potentially curative cell therapy options for people living with type 1 diabetes. We see a substantial opportunity to transform the treatment paradigm for type 1 diabetes, a specialty disease cared for by endocrinologists, both by advancing the development and manufacturing of the cells themselves, as well as through the highly innovative cell/device combination.”

“The therapeutic approach pioneered by Semma has the potential to address the causal human biology of type 1 diabetes, a serious disease inadequately controlled by existing therapies. Unlike insulin injections and insulin pumps, islet cell transplantation can provide physiologic regulation of blood glucose thereby potentially ameliorating or preventing both the hyperglycemic and hypoglycemic episodes associated with the current standards of care,” said David Altshuler, M.D., Ph.D., Executive Vice President, Global Research and Chief Scientific Officer of Vertex. “Their compelling proof-of-concept data in animals demonstrates the opportunity to develop transformative and potentially curative therapies to treat people with type 1 diabetes. In addition, the acquisition of Semma continues to expand the Vertex toolbox of cutting edge technologies and capabilities, and bolsters our team of leading scientists.”

“Type 1 diabetes is a disease that afflicts millions of people worldwide and has no curative therapies available,” said Bastiano Sanna, Ph.D., President and Chief Executive Officer of Semma. “Vertex has a proven track record of serial innovation and a deep commitment to developing transformative therapies for patients in need. Being a part of Vertex will allow the Semma team to rapidly and effectively advance our cell therapy and delivery approaches to patients who need them.”

“Semma was founded to dramatically improve the lives of patients with type 1 diabetes,” said Douglas Melton, Ph.D., Scientific Founder of Semma. “Vertex is ideally suited to accelerate the achievement of this goal.”

About Semma Therapeutics

Semma was founded by Douglas Melton, Ph.D. and others to develop transformative therapies for patients who currently depend on insulin injections. The company is focused on advancing Dr. Melton’s method of generating billions of functional, insulin-producing beta cells grown from stem cells in the laboratory, which develop in islet-like clusters. Initial preclinical work in animal models of diabetes has shown that transplantation of these cells by infusion into the liver is sufficient to control blood glucose levels. This breakthrough technology has been exclusively licensed to Semma for the development of a cell-based therapy for diabetes.

In addition to pursing direct intra-hepatic transplantation of these islet cells, ongoing research at Semma is focused on combining these proprietary cells with a state-of-the-art cell device and immune protection strategy that can protect these cells from the patient’s immune system and allow the beta cells to function as they do in non-diabetic individuals. Implantation of the islet cell-filled device has the potential to replace the missing beta cells in a diabetic patient without requiring patient immunosuppression. Semma is working to bring this new therapeutic option to the clinic and improve the lives of patients with diabetes.

Semma recently announced the achievement of preclinical proof-of-concept for these two lead programs based on data in which they tested human stem cell-derived islets (SC-islets) in both non-human primates and pigs. These data were presented in a plenary session at the International Society for Stem Cell Research (ISSCR) in June 2019. To date, Semma’s cell therapy approach is the only islet cell transplantation program to have demonstrated both positive c-peptide release (a marker of insulin secretion), as well as positive glycemic control of experimentally induced diabetes.

Transaction Terms

Under the terms of the acquisition, Vertex will acquire all outstanding shares of Semma for $950 million in cash, and Semma will become a separate operating subsidiary of Vertex. Dr. Sanna will join Vertex as President of Semma. Also, Dr. Melton will continue in his role as Chair of Semma’s Scientific Advisory Board and provide oversight and guidance on the research and development of the programs.

The companies anticipate the acquisition will close in the fourth quarter of 2019, subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions. Vertex will provide any appropriate updates to its current 2019 financial guidance in conjunction with its third quarter 2019 earnings release or upon closing the transaction, whichever occurs later.

Vertex Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, Dr. Leiden’s statements in the second paragraph of the press release, Dr. Altshuler’s statements in the third paragraph of the press release, Dr. Sanna’s statements in the fourth paragraph of the press release, Dr. Melton’s statements in the fifth paragraph of the press release, and statements regarding the timing of the potential closing of the transaction and the potential benefits of the acquisition. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent Vertex's beliefs only as of the date of this press release and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, the transaction is subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, Vertex may not realize the potential benefits of the acquisition, and the other risks listed under Risk Factors in Vertex's annual report and quarterly reports filed with the Securities and Exchange Commission and available through the company's website at www.vrtx.com. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

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Source: Vertex Pharmaceuticals Incorporated

Vertex Investor Contacts:
Michael Partridge, 617-341-6108
or
Eric Rojas, 617-961-7205
or
Zach Barber, 617-341-6470

Vertex Media Contact:
Heather Nichols
617-341-6992
mediainfo@vrtx.com

Semma Media Contact:
Elliot Fox, W2O Group

+1 212-257-6724
efox@w2ogroup.com